EXHIBIT 99.1

            Consolidated Financial Statements
            (Expressed in U.S. dollars)

            INVESQUE INC.

            Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

KPMG LLP
Bay Adelaide Centre
333 Bay Street, Suite 4600
Toronto ON M5H 2S5
Canada
Tel 416-777-8500
Fax 416-777-8818

INDEPENDENT AUDITORS' REPORT
To the Board of Directors of Invesque Inc.,
We have audited the accompanying consolidated financial statements of lnvesque Inc. and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders' equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of lnvesque Inc. and its subsidiaries as of December 31, 2020 and their consolidated financial performance and their consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
March 11, 2021

INVESQUE INC.
Consolidated Statements of Financial Position
(Expressed in thousands of U.S. dollars)

	December 31, 2021	December 31, 2020

Assets	Unaudited

Current assets:
Cash	$ 19,369	$ 34,133
Tenant and other receivables	5,593	14,934
Property tax receivables	12,892	12,754
Loans receivable (note 3)	1,635	1,799
Assets held for sale (note 6)	21,307	2,144
Other (note 4)	15,753	9,069
	76,549	74,833

Non-current assets:
Loans receivable (note 3)	20,060	16,904
Derivative instruments (note 10)	3,388	4,814
Investment in joint ventures (note 7)	50,440	65,258
Investment properties (note 5)	716,344	882,019
Property, plant and equipment, net (note 6)	432,001	451,825
Other non-current assets (note 4)	2,229	2,771
	1,224,462	1,423,591

Total assets	$ 1,301,011	$ 1,498,424

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 17,356	$ 17,715
Accrued real estate taxes	13,671	14,518
Credit facilities (note 8)	795	10,000
Mortgages payable (note 9)	34,876	30,622
Convertible debentures (note 11)	19,678	—
Derivative instruments (note 10)	895	491
Other current liabilities (note 13)	3,787	4,975
	91,058	78,321

Non-current liabilities:
Credit facilities (note 8)	596,471	650,596
Mortgages payable (note 9)	178,947	268,842
Convertible debentures (note 11)	62,979	92,411
Commonwealth preferred unit liability (note 12)	66,239	65,797
Derivative instruments (note 10)	10,439	28,478
Other non-current liabilities (note 13)	8,328	16,241
Non-controlling interest liability	293	4,409
	923,696	1,126,774

Total liabilities	1,014,754	1,205,095

Shareholders' equity:
Common share capital (note 15)	512,004	509,203
Equity settled deferred shares	1,781	2,328
Preferred share capital (note 15)	85,389	85,389
Contributed surplus	400	400
Equity component of convertible instruments	6,370	3,764
Cumulative deficit	(321,267)	(309,032)
Accumulated other comprehensive income	1,580	1,277
Total shareholders' equity	286,257	293,329

Commitments and contingencies (note 24)
Subsequent events (notes 11, 12, 30)

Total liabilities and shareholders' equity	$ 1,301,011	$ 1,498,424
See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars, except per share amounts)

	Year ended December 31, 2021	Year ended December 31, 2020

Revenue:	Unaudited
Rental (note 17)	$ 82,652	$ 90,112
Resident rental and related revenue (note 17)	120,152	120,407
Lease revenue from joint ventures (note 7)	3,529	3,118
Other revenue	4,117	3,750
	210,450	217,387

Other income (note 1)	3,730	3,415

Expenses (income):
Direct property operating expenses (note 18)	102,768	95,505
Depreciation and amortization expense (note 6)	22,152	48,569
Finance costs from operations (note 19)	50,221	49,801
Real estate tax expense	16,715	13,488
General and administrative expenses (note 20)	20,142	20,539
Transaction costs for business combination	—	170
Allowance for credit losses on loans and interest receivable (note 19)	1,196	23,546
Change in non-controlling interest liability (note 19)	(379)	316
Change in fair value of investment properties - IFRIC 21	(1,226)	(57)
Change in fair value of investment properties (note 5)	22,152	100,388
Impairment of property, plant and equipment (note 6)	1,100	—
Change in fair value of financial instruments (note 19)	(21,860)	19,084
Change in fair value of contingent consideration (note 19)	(258)	5,510
Loss (gain) on sale of property, plant and equipment	(1,214)	162
	211,509	377,021

Loss from joint ventures (note 7)	(14,906)	(34,729)

Loss before income taxes	(12,235)	(190,948)

Income tax recovery:
Deferred (note 23)	—	6,944

Net loss	$ (12,235)	$ (184,004)

Other comprehensive income :
Items to be reclassified to net income in subsequent periods
Unrealized gain on translation of foreign operations	303	1,072

Total comprehensive loss	$ (11,932)	$ (182,932)

Loss per share (note 16):
Basic and diluted	$ (0.22)	$ (3.30)

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Changes in Shareholders' Equity
(Expressed in thousands of U.S. dollars)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Common share capital	Equity settled deferred shares	Preferred share capital	Contributed surplus	Equity component of convertible instruments	Cumulative deficit	Accumulated other comprehensive income (loss)	Total
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

Balance, January 1, 2021	$ 509,203	$ 2,328	$ 85,389	$ 400	$ 3,764	$ (309,032)	$ 1,277	$ 293,329
Net loss	—	—	—	—	—	(12,235)	—	(12,235)
Other comprehensive income	—	—	—	—	—	—	303	303
Common shares issued on settlement of deferred share incentive plan (note 15)	637	—	—	—	—	—	—	637
Amortization of equity settled deferred shares (note 21)	—	(31)	—	—	—	—	—	(31)
Equity component of convertible debentures (note 11)	1,648	—	—	—	2,606	—	—	4,254
Common shares issued for equity settled deferred shares (note 15 and 21)	516	(516)	—	—	—	—	—	—

Balance, December 31, 2021	$ 512,004	$ 1,781	$ 85,389	$ 400	$ 6,370	$ (321,267)	$ 1,580	$ 286,257

	Common share capital	Equity settled deferred shares	Preferred share capital	Contributed surplus	Equity component of convertible instruments	Cumulative deficit	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2020	$ 504,561	$ 733	$ 85,389	$ 400	$ 3,764	$ (114,908)	$ 205	$ 480,144
Net loss	—	—	—	—	—	(184,004)	—	(184,004)
Other comprehensive income	—	—	—	—	—	—	1,072	1,072
Common shares issued, on settlement of deferred share incentive plan	1,078	—	—	—	—	—	—	1,078
Common shares issued under the Company's dividend reinvestment plan	3,498	—	—	—	—	—	—	3,498
Dividends declared on common shares	—	—	—	—	—	(10,120)	—	(10,120)
Common Shares purchased under NCIB	(148)	—	—	—	—	—	—	(148)
Amortization of equity settled deferred shares	—	1,809	—	—	—	—	—	1,809
Common shares issued for equity settled deferred shares (note 15 and 21)	214	(214)	—	—	—	—	—	—

Balance, December 31, 2020	$ 509,203	$ 2,328	$ 85,389	$ 400	$ 3,764	$ (309,032)	$ 1,277	$ 293,329

See accompanying notes to condensed consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

	Year ended December 31, 2021	Year ended December 31, 2020
Cash flows from operating activities:	Unaudited
Net loss	$ (12,235)	$ (184,004)
Items not involving cash:
Fair value adjustment of investment properties (note 5)	22,152	100,388
Fair value adjustment of financial instruments (note 19)	(21,860)	19,084
Impairment of property, plant and equipment (note 6)	1,100	—
Depreciation and amortization expense (note 6)	22,152	48,569
Allowance for credit losses on loans and interest receivable (note 19)	1,196	23,546
Straight-line rent (note 17)	(6,189)	(6,394)
Amortization of tenant inducements (note 17)	447	385
Finance costs from operations (note 19)	50,221	49,801
Change in non-controlling interest liability (note 19)	(379)	316
Change in fair value of contingent consideration (note 19)	(258)	5,510
Loss (gain) on sale of property, plant and equipment (note 6)	(1,214)	162
Loss from joint ventures (note 7)	14,906	34,729
Deferred income tax (note 23)	—	(6,944)
Interest paid	(45,882)	(49,712)
Interest income received	643	1,056
Debt extinguishment costs paid	(1,016)	—
Change in non-cash operating working capital:
Tenant and other receivables	(7,034)	(12,344)
Accounts payable and accrued liabilities	(42)	(835)
Unearned revenue	(622)	1,257
Other assets	1,378	(2,150)
Other liabilities	(408)	1,308
Accrued real estate taxes	1,624	1,362
Net cash provided by operating activities	$ 18,680	$ 25,090
Cash flows from financing activities:
Proceeds from credit facilities (note 14)	$ 58,953	$ 33,000
Payments on credit facilities (note 14)	(124,311)	(21,250)
Debt issuance costs paid	(648)	(1,599)
Proceeds from mortgages payable (note 14)	17,135	16,682
Payments of mortgages payable (note 14)	(103,761)	(22,487)
Dividends paid to common shareholders	—	(9,976)
Payment for repurchase of common shares	—	(148)
Cash used in financing activities	$ (152,632)	$ (5,778)
Cash flows from investing activities:
Additions to investment properties	$ 144	$ (8,390)
Dispositions of investment properties (note 5)	112,960	—
Additions to property, plant and equipment	(7,575)	(11,269)
Dispositions of property, plant and equipment	—	15,563
Dispositions of assets held for sale	3,247	—
Acquisition of interest in joint venture	—	(476)
Disposition of interest in joint venture	—	1,447
Cash balance acquired in business combination	—	2,081
Distributions from joint ventures	16,083	3,803
Contributions to joint ventures	(4,283)	(1,855)
Distributions to non-controlling interest partners	(2,709)	(534)
Contributions from non-controlling interest partners	235	—
Proceeds from income support agreement	—	63
Payments to previous owner of Care	(126)	—
Repayment of loans receivable	1,212	4,105
Earnout payment pursuant to Commonwealth purchase agreement	—	(1,555)
Cash provided by investing activities	$ 119,188	$ 2,983
Increase (decrease) in cash and cash equivalents	(14,764)	22,295
Cash and cash equivalents, beginning of period	34,133	11,838
Cash and cash equivalents, end of period	$ 19,369	$ 34,133
See accompanying notes to condensed consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

Invesque Inc. (the "Company") was incorporated on May 31, 2007 under the Business Corporations Act (Ontario). Effective April 4, 2016, the Company changed its name from "Kingsway Arms Retirement Residences Inc." to "Mainstreet Health Investments Inc." and continued under the laws of the Province of British Columbia. Effective January 3, 2018, the Company changed its name from "Mainstreet Health Investments Inc." to "Invesque Inc.". The Company's registered office is 2500 - 700 W Georgia Street, Vancouver, British Columbia V7Y 1B3.
The Company currently owns a portfolio of North American income generating properties across the health care spectrum. The Company's portfolio includes investments in independent living, assisted living, memory care, skilled nursing, transitional care and medical office properties, which are operated primarily under long-term leases and joint venture arrangements with operating partners. The Company's portfolio also includes investments in owner occupied seniors housing properties in which Invesque owns the real estate and provides management services through its subsidiary management company, Commonwealth Senior Living.

At December 31, 2021, the Company owns interests in a portfolio of 103 health care and senior living properties comprised of 53 consolidated investment properties, 35 consolidated owner occupied properties, interests in 12 properties held through joint arrangements, and 3 properties held for sale.

1.    Basis of preparation:
(a) Liquidity Assessment
A novel strain of coronavirus causing the disease known as COVID-19 has spread throughout the world, including across the United States and Canada, causing the World Health Organization to declare the COVID-19 outbreak a pandemic in March 2020. In an attempt to contain the spread and impact of the pandemic, authorities throughout the United States and Canada have implemented measures such as travel bans and restrictions, stay-at-home orders, social distancing guidelines and limitations on other business activity. The pandemic has resulted in a significant economic downturn in the United States, Canada and globally, and has also led to disruptions and volatility in capital markets throughout 2021. These trends are likely to continue into 2022.

The pandemic has had an impact on results and operations of the Company, including decreased occupancy, delays in collections from tenants, and increased operating expenses. The Company announced on April 10, 2020 that it suspended the dividend for all common shares beginning from April 1, 2020 until further notice.

The Company expects that the pandemic could continue to have a negative effect on its results of operations, financial position and cash flows, particularly if negative economic and public health conditions in the United States and Canada persist for a continued and significant period of time. The ultimate impact of the pandemic on the Company's financial results will depend on future developments, which are uncertain. This includes, among other factors, the duration and severity of the pandemic as well as negative economic conditions arising therefrom, the impact of the pandemic on occupancy rates in the Company's communities, the volume of COVID-19 patients cared for across the portfolio, and the impact of government actions on the seniors housing industry and broader economy, including through existing and future stimulus efforts. The impact of COVID-19 has been partially offset to date by certain government stimulus programs which have helped to offset COVID-19 related expenses and compensate for lost revenues, but the Company is not able to provide assurance that such programs may continue to be available in the future. For the year ended December 31, 2021, the Company recognized $3,730, of other income related to government grants funded through programs designed to assist seniors housing operators who have experienced both lost revenue and increased expenses during the COVID-19 pandemic (year ended December 31, 2020 - $3,415). For

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 the year ended December 31, 2021, the Company recognized $1,243 in income from joint ventures related to the Company's share of government grants recognized at the joint venture properties for COVID-19 pandemic relief (year ended December 31, 2020 - $1,294).

Liquidity risk is the risk that an entity is unable to fund its assets or meet its obligations as they come due. Liquidity risk is managed in part through cash forecasting (note 1(f) and 27). While there are uncertainties in assessing future liquidity requirements under normal operating conditions, the stressed conditions caused by COVID-19 have introduced increased uncertainties. The Company monitors forecasts of liquidity requirements to ensure it has the ability to meet operational needs by maintaining sufficient availability of the combination of cash and credit facility capacity, and to ensure the Company will meet its financial covenants related to debt agreements. Such forecasting involves a significant degree of judgment which takes into consideration current and projected macroeconomic conditions, the Company's cash collection efforts, debt financing and refinancing plans, and covenant compliance required under the terms of debt agreements. There is a risk that such liquidity forecasts may not be achieved and that currently available debt financing may no longer be available to the Company at terms and conditions that are favorable, or at all.

As a result of the events and conditions associated with COVID-19, the Company has amended certain terms of various financing arrangements having conducted an assessment of its liquidity. The Company believes that it has sufficient available liquidity to meet its minimum obligations as they come due and to comply with financial covenants in its credit facilities, as amended, for a period of at least 12 months from December 31, 2021. Further, the Company has assessed that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern. In making this significant judgment, the Company has prepared a cash flow forecast with the most significant assumptions in the preparation of such forecast being the ability of its most significant tenant, Symcare, to meet its projected rental obligations to the Company and the continued availability of financing.

In response to a severe downside scenario, management has the ability to take the following mitigating actions to reduce costs, optimize the Company's cash flow and preserve liquidity:

(i)utilizing available cash to pay down debts,

(ii)sell certain properties and use the proceeds to buy down debt,

(iii)exercise the Company's right to convert its convertible debentures into common shares,

(iv)reducing non-essential capital expenditures.

(b) Statement of compliance:
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

These consolidated financial statements were approved by the Board of Directors of the Company and authorized for issuance on March 11, 2022.

(c)     Basis of measurement:

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

These consolidated financial statements have been prepared on a historical cost basis, except for investment properties, derivative financial instruments, deferred shares and loan commitment liability, which are measured at fair value through profit and loss ("FVTPL").

(d)    Principles of consolidation:
(i)Transactions eliminated on consolidation:
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of December 31, 2021, including Invesque International Holdings Inc., Invesque US Holdings Inc., Invesque Holdings, LP, Foxhound Holdings, LLC and project specific limited partnerships. All intercompany transactions and balances are eliminated on consolidation.

(ii)Joint arrangements:

A joint venture is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

A joint operation is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement.

These consolidated financial statements include the Company's proportionate share of each of the assets, liabilities, revenue and expenses of joint operations on a line-by-line basis. Joint ventures are included in the Company's consolidated financial statements as investments using the equity method, whereby the investment is initially recognized at cost and adjusted thereafter for the post-acquisition change in the net assets. The Company's share of joint venture profit or loss is included in the consolidated statements of income (loss) and comprehensive income (loss).

(e)    Functional and presentation currency:

The consolidated financial statements are presented in U.S. dollars, which is the functional and presentational currency of the Company.

Assets and liabilities of operations having a functional currency other than the U.S. dollar are translated at the rate of exchange at the consolidated statement of financial position dates. Revenue and expenses are translated at average rates for the year, unless exchange rates fluctuated significantly during the year, in which case the exchange rates at the dates of the transaction are used. Gains or losses on translating a foreign operation are included in other comprehensive income ("OCI") as a component of equity.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. Foreign currency denominated monetary assets and liabilities are translated using the prevailing rate of exchange at the consolidated statement of financial position dates. Gains and losses on translation of monetary items are recognized as general and administrative expenses in the consolidated statements of income (loss) and comprehensive income (loss).

(f)    Use of estimation and uncertainty:

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The preparation of the Company's consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ending December 31, 2021 are as follows:

(i)Investment properties:

The significant assumptions used when determining the fair value of investment properties in use are capitalization rates and stabilized future cash flows. The capitalization rate applied is reflective of the characteristics, location and market of each investment property. The stabilized future cash flows of each investment property are based upon rental income from current leases and assumptions about market rent from future leases reflecting current conditions, less future cash outflows relating to such current and future leases.

Management determines fair value internally utilizing internal financial information, external market data and capitalization rates provided by independent industry experts. As part of Management’s internal valuation program, the Company also considers external valuations performed by independent national real estate valuation firms for a cross-section of properties that represent different geographical locations across the Company’s portfolio and updates, as deemed necessary, the valuation models to reflect current market data.

(ii)Accounting for convertible debentures:

On issuance, management estimates the allocation of the debt and equity components of convertible debentures. The liability allocation is based upon the fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component.

(iii)Accounting for Commonwealth preferred unit liability:

Management estimates the allocation of the debt and equity components of Commonwealth preferred unit liability. The liability allocation is based upon the fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component.

(iv)Loans receivable:

In determining the amount of expected credit losses, the entity's significant assumptions include the assessment of probability of default and loss given default. The determination takes into account different factors and varies by nature of investment.

The Company considers reasonable and supportable information that is relevant and available without undue cost or effort. Management considers past events, current market conditions and reasonable forward-looking

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 supportable information about future economic conditions. In assessing information about possible future economic conditions, management utilized multiple economic scenarios including a base case, which represents the most probable outcome and is consistent with management's view of the financial asset. In considering the lifetime of a loan, the contractual period of the loan, including prepayment, extension and other options is generally used.

The estimation of expected credit losses also includes assumptions about local real estate market conditions, availability and terms of financing, underlying value of the security and various other factors. These assumptions are limited by the availability of reliable comparable market data, economic uncertainty and the uncertainty of future events.

(v)Impairment of property, plant and equipment:

The Company makes a determination at each reporting date if any events have occurred that would indicate property, plant and equipment may be impaired. If impairment indicators exist, management estimates the assets' recoverable amount in order to determine whether an impairment loss should be recognized.

(vi)Other:

Estimates are also made in the determination of the fair value of financial instruments and include assumptions and estimates regarding future interest rates, the relative creditworthiness of the Company to its counterparties, the credit risk of the Company's counterparties, the estimated future cash flows and discount rates.

(g)    Critical judgments:

Judgments made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

(i)Accounting for leases as lessor:

The Company uses judgment regarding the present value of lease payments, the fair value of assets and the determination of the lease term in assessing the classification of its leases as operating leases, in particular with long-term leases in single operator properties. The Company has determined that all of its leases are operating leases.

(ii)Accounting for acquisitions:

Management must assess whether an acquisition should be accounted for as an asset purchase or business combination. This assessment impacts the accounting treatment of transaction costs, the allocation of the costs associated with the acquisition and whether or not goodwill should be recognized.

(iii)Componentization of property, plant and equipment:

The Company uses judgment regarding the value allocated to various components of property, plant and equipment upon acquisition.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

(iv)Loans receivable:

The Company uses significant judgment in the evaluation of changes in credit risk to determine the staging of the loans receivable. These judgments include changes in circumstances that may cause future assessments of credit risk to be materially different from current assessments, which would require an increase or decrease in the allowance for ECLs.

(v)Liquidity:

Assessing whether events or conditions represent the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern, including the estimation of future cash flows.

2.    Significant accounting policies:

(a)Cash and cash equivalents:

Cash and cash equivalents consists of cash on hand and highly liquid marketable investments with an original maturity of 90 days or less at their date of purchase and are stated at cost, which approximates fair value. As at December 31, 2021 and 2020, there were no cash equivalents.

(b)Investment properties:

Investment properties consist of investment properties in use and investment properties under development. Investment properties are held to earn rental income or for capital appreciation or both, but not for sale in the ordinary course of business. On acquisition, investment properties are initially recorded at cost, including transaction costs. Subsequent to initial recognition, the Company uses the fair value model to account for investment properties under International Accounting Standard ("IAS") 40, Investment Property. Under the fair value model, investment properties are recorded at fair value, which is determined based on available market evidence, at the statement of financial position date. Related fair value gains and losses are recorded in income and comprehensive income for the period in the period in which they arise.

Subsequent capital expenditures are added to the carrying value of the investment properties only when it is probable that future economic benefits will flow to the property and the cost can be measured reliably.

Properties under development include those properties, or components thereof, that will undergo activities that will take a substantial period of time to prepare the properties for their intended use as income properties. Borrowing costs related to development properties are capitalized to the costs of the projects. Properties under development are also adjusted to fair value at each consolidated statement of financial position date with fair value adjustments recognized in income.

Investment property is classified as held for sale when the property is available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of investment properties, its sale is highly probable and expected to be completed with one year. Investment property is derecognized when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

(c)Property, plant, and equipment:

Property, plant, and equipment includes land; buildings; and furniture, fixtures and equipment ("FFE"), which are measured at cost less accumulated depreciation and accumulated impairment losses.

Significant parts of the buildings are accounted for as separate components of the property, based on management's judgment of what components constitute a significant cost in relation to the total cost of an asset and whether these components have similar or dissimilar patterns of consumption and useful lives for purposes of calculating depreciation and amortization. Significant components include structure, roof, electrical/HVAC systems, windows and doors, and exterior landscaping. The cost of replacing a major component of a building is recognized in the carrying amount of the building if it is probable that the future economic benefits embodied within the component will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced component is derecognized. The costs of ongoing repairs and maintenance of the properties are recognized in profit or loss as incurred.

Depreciation is recorded in profit or loss on a straight-line basis over the useful lives of the assets. Estimated useful lives were determined based on current facts and past experience, and take into consideration the anticipated physical life of the asset and current and forecasted demand. The rates and methods used are reviewed annually at year end to ensure they continue to be appropriate, and are also reviewed in conjunction with impairment testing. The following are the estimated maximum useful lives of existing property, plant, and equipment:

Components:
Building - Structure	39 years
Building - Roof	25 years
Building - Electrical/HVAC systems	25 years
Building - Windows and doors	15 years
Building - Exterior landscaping	15 years
Furniture, fixtures, and equipment	5 years

Gains/losses on disposition of property, plant, and equipment are recognized in profit or loss in accordance with the requirements for determining when a performance obligation is satisfied under IFRS 15, Revenue from Contracts with Customers ("IFRS 15").

The value associated with in-place resident contracts, which represents the avoided cost of originating the acquired resident contracts plus the value of the avoided loss of net resident revenue over the estimated lease-up period of the acquired property, is amortized over the expected term of the resident occupancy. Resident contracts are recorded as a component of buildings.

(d)Impairment of property, plant, and equipment:

The carrying amount of the Company's property, plant, and equipment is assessed at each reporting date to determine if any events have occurred that would indicate the assets may be impaired. If any such indication exists, then the asset's recoverable amount is estimated and an impairment loss is recognized immediately in profit or loss for the

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount of an asset is the higher of (a) fair value less costs to sell, and (b) value in use. The determination of recoverable amounts can be significantly impacted by estimates related to current market valuations, current and future economic conditions in the geographical markets of the assets, and management's strategic plans within each of its markets.

(e)Assets held for sale:

Assets, or disposal groups comprising assets and liabilities, are categorized as held-for-sale where the asset or disposal group is available for sale in its present condition, and the sale is highly probable. For this purpose, a sale is highly probable if management is committed to a plan to achieve the sale; there is an active program to dispose of the assets of the disposal group; the asset or disposal group is being actively marketed at a reasonable price; the sale is anticipated to be completed within one year from the date of classification; and it is unlikely there will be changes to the plan. Immediately before classification as held-for-sale, the assets, or components of the disposal group are remeasured in accordance with the Company’s accounting policies, and are subsequently measured at the lower of their carrying amount and fair value less costs of disposal. Impairment losses on initial classification as held-for-sale and subsequent gains or losses on remeasurement are recognized in profit or loss. Gains are not recognized in excess of any cumulative impairment loss until the completion of sale.

(f)Fair value measurement:
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:
(i)    in the principal market for the asset or liability; or
(ii)    in the absence of a principal market, in the most advantageous market for the asset or liability.
    The principal or the most advantageous market must be accessible by the Company.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability assuming that market participants act in their economic best interests.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
        Level 1 - quoted (unadjusted) market prices in active markets for identical assets or liabilities.
Level 2 - valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.
Level 3 - valuation techniques for which the lowest level input that is significant to the fair value measurement is not observable.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

(g)Financial instruments:

Financial instruments are generally measured at fair value on initial recognition. The classification and measurement of financial assets consists of the following categories: (i) measured at amortized cost, (ii) FVTPL, or (iii) fair value through other comprehensive income (''FVTOCI''). Financial assets classified at amortized cost are measured using the effective interest method. Financial assets classified as FVTPL are measured at fair value with gains and losses recognized in the consolidated statements of income (loss) and comprehensive income (loss). Financial assets classified as FVTOCI are measured at fair value with gains or losses recognized through other comprehensive income (loss), except for gains and losses pertaining to impairment or foreign exchange recognized through profit or loss.

The classification and measurement of financial liabilities consists of the following categories: (i) measured at amortized cost and (ii) FVTPL. Financial liabilities classified at amortized cost are measured using the effective interest method. Financial liabilities classified as FVTPL are measured at fair value with changes in fair value attributable to changes in the credit risk of the liability presented in other comprehensive income, and the remaining amount of change in fair value presented in the consolidated statements of income (loss) and comprehensive income (loss).

The following summarizes the Company's classification of financial instruments:

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

Financial assets and liabilities	Measurement

Cash	Amortized cost
Restricted cash	Amortized cost
Tenant and other receivables	Amortized cost
Security deposits and costs related to future acquisitions	Amortized cost
Income support receivable	Amortized cost
Escrow deposits held by lender	Amortized cost
Bond assets	Amortized cost
Loans receivable	Amortized cost/FVTPL
Derivative instruments	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Accrued real estate taxes	Amortized cost
Dividends payable	Amortized cost
Security deposits received from tenants	Amortized cost
Escrows collected from tenants	Amortized cost
Loan commitment liability	FVTPL
Exchangeable Units liability	Amortized cost
Contingent consideration liabilities	FVTPL
Mortgages payable	Amortized cost
Credit facilities	Amortized cost
Convertible debentures	Amortized cost
Commonwealth preferred unit liability	Amortized cost

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. The Company derecognizes a financial liability when, and only when, the Company’s obligations are discharged, canceled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized through profit or loss.

The Company adopted the practical expedient to determine expected credit losses ("ECL") on tenant and other receivables using a provision matrix based on historical credit loss experiences adjusted for current and forecasted future economic conditions to estimate lifetime ECL. Impairment losses are recorded in the consolidated statements of income (loss) and comprehensive income (loss) with the carrying amount of the financial asset or group of financial assets reduced through the use of impairment allowance accounts.

Transaction costs other than those related to financial instruments classified as FVTPL, which are expensed as incurred, are capitalized to the carrying amount of the instrument and amortized using the effective interest method. These costs include discounts or premiums relating to assumed debt, fees and commissions paid to agents, brokers, advisers, lenders and insurers, transfer taxes and duties.

The effective interest method is a method of calculating the amortized cost of a financial asset or liability and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 discounts estimated future cash payments through the expected life of the financial asset or liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

i.Convertible debentures:

The convertible debentures are compound financial instruments as they contain both a liability and an equity component.

At the date of issuance, the liability component of convertible debentures is recognized at its estimated fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the convertible debenture is measured at amortized cost using the effective interest rate method. The equity component is not remeasured subsequent to initial recognition and will be transferred to share capital when the conversion option is exercised, or, if unexercised, at maturity. Interest, losses and gains relating to the financial liability are recognized in income and comprehensive income.

ii.Commonwealth preferred unit liability

The Commonwealth preferred unit liability is a compound financial instrument as it contains both a liability and an equity component.

At the date of issuance, the liability component of Commonwealth preferred unit liability is recognized at its estimated fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the Commonwealth preferred unit liability is measured at amortized cost using the effective interest rate method. The equity component is not remeasured subsequent to initial recognition and will be transferred to share capital when the conversion option is exercised, or, if unexercised, at maturity. Interest, losses and gains relating to the financial liability are recognized in income and comprehensive income.

iii.Impairment of financial assets:

The Company recognizes loss allowances for ECL on financial assets measured at amortized cost, unfunded loan commitments and financial guarantee contracts. The Company applies a three-stage approach to measure allowance for credit losses. The loss allowance for performing loans which have not experienced a significant increase in credit risk since initial recognition (Stage 1) is equal to twelve months of expected credit losses. The loss allowance for loans which have experienced a significant increase in credit risk since initial recognition (Stage 2) or are credit impaired (Stage 3) equals lifetime expected credit losses.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The determination of a significant increase in credit risk takes into account different factors and varies by nature of investment. The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due or certain criteria are met which are specific to the individual borrower based on judgment. The Company considers a financial asset to be credit impaired when the borrower is more than 90 days past due and when there is objective evidence that there has been a deterioration of credit quality to the extent the Company no longer has reasonable assurance as to the timely collection of the full amount of principal and interest or when the Company has commenced enforcement remedies available to it under its contractual agreements.

Measurement of ECL's

Loss allowances for ECLs are probability-weighted estimates of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the Company in accordance with the contract and the cash flows that the Company expects to receive) and incorporate significant assumptions including the probability of default as well as the estimated loss given default. ECLs are discounted at the effective interest rate of the financial asset.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considering when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

The determination of ECLs of a collateralized impaired loan reflects the expected realization of the underlying security, net of expected costs and any amounts legally required to be paid to the borrower.

When determining the allowance for ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. Management considers past events, current market conditions and reasonable forward-looking supportable information about future economic conditions. In assessing information about possible future economic conditions, management utilized multiple economic scenarios including a base case, which represents the most probable outcome and is consistent with management's view of the financial asset. In considering the lifetime of a loan, the contractual period of the loan, including prepayment, extension and other options is generally used.

The estimation of ECLs also includes assumptions about local real estate market conditions, availability and terms of financing, underlying value of the security and various other factors. These assumptions are limited by the availability of reliable comparable market data, economic uncertainty and the uncertainty of future events. Accordingly, by their nature, estimates of impairment are subjective and may not necessarily be comparable to the actual outcome. Should the underlying assumptions change, the estimated future cash flows could vary.

iv.Derivative instruments:

The Company uses derivative financial instruments to manage interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

Derivative financial instruments, including embedded derivatives that must be separately accounted for, are initially valued at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized immediately in income and comprehensive income.

(h)Non-controlling interest liability

The Company records third-party interests in the net assets of consolidated entities which do not qualify to be classified as equity as non-controlling interest liabilities. Such interests are initially recognized at fair value and are subsequently measured at amortized cost, with any changes recorded as change in non-controlling interest liability in the consolidated statements of income (loss) and comprehensive income (loss).

(i)Revenue recognition:

The Company accounts for its leases as operating leases given that it has retained substantially all of the risk and benefits of ownership

i.Lease revenue from third party operators and commercial tenants:

The Company earns revenue from tenants from various sources consisting of rent earned under lease agreements, property tax and operating cost recoveries and other incidental income. Revenue from lease components is recognized on a straight-line basis over the lease term and includes the recovery of property taxes and insurance. Revenue recognition commences when a tenant has the right to use the premises and is recognized pursuant to the terms of the lease agreement. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are deferred.

Revenue related to the services component of the Company’s leases is accounted for in accordance with IFRS 15. These services consist primarily of utilities, cleaning and property maintenance costs for which the revenue is recognized over time, typically as the costs are incurred, which is when the services are provided.

ii.Resident Leases

The Company charges for the rental of accommodation and care services provided to residents. Base rent amounts are allocated to lease components based on relative stand-alone selling prices. The stand-alone selling prices of the rental component is determined using an adjusted market assessment approach and the stand-alone selling price of the care services components are determined using both adjusted market assessment and expected cost plus a margin approaches.

Revenue from rental components is recognized on a straight-line basis over the lease term. Revenue recognition commences when a resident has the right to use the property and revenue is recognized pursuant to the terms of the lease agreement. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are deferred.

Revenue related to the care service components of the Company’s leases is accounted for in accordance with IFRS 15. These services consist primarily of the provision of meals, nursing services, housekeeping and

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 laundry services, programs, amenities and the recovery of utilities and property maintenance costs and are recognized over time, typically on a monthly basis, which is when the services are provided. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are recorded as contract liabilities.

iii.Lease revenue from joint ventures:

The Company earns revenue under lease arrangements with operating entities which are jointly owned with Autumnwood Lifestyles Inc. ("Autumnwood") (note 8). The leases are accounted for as operating leases and lease revenue is recognized on a straight-line basis over the term of the underlying leases.

(j)Government grants

Government grants that become receivable as compensation for lost revenue and increased expenses are recognized when there is reasonable assurance that the entity will comply with the conditions attached to them and the grants will be received. The grants are recorded as other income in the consolidated statements of income (loss) and comprehensive income (loss).

(k)Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company uses the definition of a lease in IFRS 16.

i.As a lessee:

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property, the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term and is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The lease liability is measured at amortized costs using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company presents the right-of-use assets in property, plant and equipment and lease liabilities are recorded separately on the balance sheet as "lease obligations".

ii.Short-term leases and leases of low value assets:

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. the Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

iii.As a lessor:

At inception or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. The Company has determined that when it acts as a lessor, its leases do not transfer substantially all of the risks and rewards incidental to ownership of the underlying assets and as a result they are classified as operating leases.

If an arrangement contains lease and non-lease components, the Company applies IFRS 15 to allocate the consideration in the contract.

The Company recognizes lease payments received under operating leases as income on straight-line basis over the lease term.

(l)Employee benefits:

i.Short-term benefits:

Short-term employee benefit obligations, including vacation and bonus payments, are measured on an undiscounted basis and are expensed as the related service is provided. Liabilities are recognized for the amounts expected to be paid within 12 months as the Company has an obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably. Short-term employee benefits are recorded in accounts payable and other liabilities.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

ii.Share-based payment plans:

The Company maintains a Deferred Share Incentive Plan (note 22) for its employees and directors. Cash-settled shares are fair-valued and changes in the amount payable are recognized through profit or loss with a corresponding change in liabilities. The awards are fair-valued on the basis of the share price at each reporting period and at the settlement date and the change in fair value on the amortized share-based compensation expense is recognized as compensation expense.

Equity-settled shares are amortized as share-based compensation expense with a corresponding change in equity. The awards are valued based on the grant date fair value.

(m)Levies:

In accordance with IFRS Interpretations Committee ("IFRIC") 21, Levies ("IFRIC 21"), for its properties located in the United States, the Company recognizes the full amount of annual property tax liabilities at the point in time when the realty tax obligation is imposed. For properties located in Canada, property tax liabilities are recognized on a monthly basis.

(n)Income taxes:

Income tax expense comprises current and deferred tax. Tax is recognized in profit or loss except to the extent it relates to a business combination, or items recognized directly in equity or other comprehensive income.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to tax payable or receivable in respect of previous years. It is measured using rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

(i)Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

(ii)Temporary differences related to investments in subsidiaries and associates to the extent that the Company is able to control the timing of reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

(iii)Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable income will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amounts of its assets and liabilities.

    Deferred tax assets and liabilities are offset only if certain criteria are met.

Judgement is required to assess the interpretation of tax legislation when recognizing and measuring current and deferred tax assets and liabilities. The impact of different interpretations and applications could potentially be material. The Company recognizes a tax benefit from an uncertain tax position when it is probable that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. If it is not probable that the uncertain tax treatment will be accepted, the tax uncertainty is measured based on the most likely amount of expected value, depending on whichever method better predicts the resolution of the uncertainty.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Management's estimate of future taxable profits and the recognition of deferred tax assets are reviewed at each reporting date and deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(o)IFRS amendments adopted in 2021:

(i)In August 2020, the IASB issued Interest Rate Benchmark Reform ("IBOR") Reform and the Effects on Financial Reporting – Phase II (amendments to IFRS 9, IFRS 7, IAS 39 – Financial Instruments: Recognition and Measurement ("IAS 39"), IFRS 4 – Insurance Contracts ("IFRS 4") and IFRS 16 – Leases ("IFRS 16")). The objective of the second phase of the IASB's project was to assist entities in providing useful information about the effects of the transition to alternative benchmark rates and support preparers in applying the requirements of the IFRS Standards when changes are made to contractual cash flows or hedging relationships as a result of the transition to an alternative benchmark interest rate. The amendments affect the basis for determining the contractual cash flows as a result of benchmark interest rate reform, hedge accounting and disclosures.

The amendments were adopted by the Company when they became effective on January 1, 2021. The adoption standard did not have a material impact on the Company's consolidated financial statements.

(p)IFRS standards and amendments issued but not yet effective:

(i)Amendments to IAS 1, Presentation of financial statements

On January 23, 2020, the IASB issued amendments to IAS 1, Presentation of financial statements (“IAS 1”) to clarify the classification of liabilities as current or non-current. The amendments are effective for annual periods beginning on or after January 1, 2023. Early adoption is permitted.

For the purposes of non-current classification, the amendments removed the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The Company intends to adopt the amendments in its consolidated financial statements beginning on January 1, 2023, when the standard becomes effective.

(ii)Amendments to IAS 8, Accounting policies, changes in accounting estimates and errors (“IAS 8”) regarding the definition of Accounting Estimates

On February 12, 2021, the IASB issued amendments to IAS 8 to assist entities to distinguish between accounting policies and accounting estimates. The amendments apply to annual periods beginning on or after January 1, 2023. Earlier adoption is permitted. The amendments introduce a new definition for accounting estimates, clarifying that they are monetary amounts in the financial statements that are subject to measurement uncertainty. The amendments also clarify the relationship between accounting policies and accounting estimates by specifying that a company develops an accounting estimate to achieve the objective set out by an accounting policy.

The Company intends to adopt the amendments in its consolidated financial statements beginning on January 1, 2023, when the standard becomes effective.

(iii)Amendments to IAS 1, Disclosure Initiative

On February 12, 2021, the IASB issued Disclosure Initiative – Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements). The amendments help entities provide useful accounting policy disclosures. The key amendments include requiring entities to disclose their material accounting policies rather than their significant accounting policies, clarifying that accounting policies related to immaterial transactions, other events or conditions are themselves immaterial and as such need not be disclosed and clarifying that not all accounting policies that relate to material transactions, other events or conditions are themselves material to a company’s financial statements.

The Company intends to adopt the amendments in its consolidated financial statements beginning on January 1, 2023, when the standard becomes effective.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

3.    Loans receivable:

Loans receivable issued as at December 31, 2021 and December 31, 2020 are detailed in the table below:

Debtor	Loan Type	December 31, 2021	December 31, 2020	Issued Date	Maturity Date (1)	Current Interest Rate	PIK Interest Rate
		Unaudited
Mainstreet Investment Company, LLC	Interest-only loan	$ 3,932	$ 3,932	December 22, 2016	December 22, 2018	8.5%	1.5%
Autumnwood Lifestyles Inc.	Revolving credit facility	1,187	1,178	November 1, 2016	October 31, 2018 (3)	8.0%	— %
Symcare ML, LLC	Loan receivable	—	7,295	October 20, 2017	December 31, 2033	5.0%	— %
Premier Senior Living, LLC (6)	Loan receivable	—	725	August 16, 2013 (2)	August 16, 2025	9.4%	— %
Ellipsis Real Estate Partners	Loan receivable	951	951	May 4, 2018	May 4, 2028	— %	10.0%
Ellipsis Real Estate Partners	Loan receivable	1,331	1,338	September 14, 2018	September 14, 2028	— %	10.0%
Symcare ML, LLC	Loan receivable	—	15,000	December 26, 2018	December 31, 2033	5.0%	5.0%
Hillcrest Millard, LLC	Loan receivable	529	503	January 1, 2019	January 1, 2028	— %	5.0%
Hillcrest Firethorn, LLC	Loan receivable	496	472	January 1, 2019	November 1, 2027	— %	5.0%
Bridgemoor Transitional Care Operations, LLC (5)	Loan receivable	1,872	1,872	June 5, 2019	June 5, 2035	— %	— %
MOC Webster, LLC	Loan receivable	—	576	June 5, 2019	June 5, 2035	— %	— %
RHS Propco Mooresville, LLC	Loan receivable	5,000	5,000	June 28, 2019	July 1, 2024	8.5%	— %
Memory Care America LLC	Loan receivable	57	1,198	July 31, 2019	January 1, 2024	8.5%	— %
Ellipsis Real Estate Partners LLC (9)	Mezzanine loan	475	474	October 25, 2019	October 1, 2022	2.5%	7.5%
Blue Bell Senior Holdings, LLC (7)	Loan receivable	490	490	February 21, 2020	March 1, 2024	5.9%	— %
PSL Care GP LLC	Loan receivable	450	450	May 6, 2020	(8)	3.5%	— %
Symcare ML, LLC	Loan receivable	7,404	—	June 1, 2021	December 31, 2035	— %	1.0%
Premier Senior Living, LLC (10)	Loan receivable	862	—	October 24, 2021	October 1, 2023	8.0%	— %
Accrued current and long term interest		745	3,122
Allowance for losses on loans receivable		(6,329)	(28,241)

Carrying value of loans recorded at amortized cost		$ 19,452	$ 16,335
Javelina Ventures, LLC	Loan receivable - FVTPL	2,243	2,368	December 31, 2018	(4)	— %	5.0%
Carrying value of loans receivable		21,695	18,703
Less current portion		1,635	1,799
Long term portion		$ 20,060	$ 16,904

(1) Mezzanine loans are due at the time of sale of the property if sale occurs earlier than the stated maturity date.
(2) Loan assumed through acquisition on February 1, 2018. Loan was originally issued by Care PSL Holdings LLC on August 16, 2013.
(3) Maturity date is the later of October 31, 2018 or the completion of the expansion projects at the Marina Point and Red Oak Facilities. The projects are not yet complete.
(4) The repayment of this loan is pursuant to Javelina Ventures Operating Agreement in which net available cash from operations will be used to repay the principal and accrued interest on this loan.
(5) This loan was issued to MOC Fort Worth, LLC; MOC Round Rock, LLC; MOC San Antonio II, LLC; MOC Webster, LLC; and Bridgemoor Transitional Care Operations, LLC.
(6) This loan was issued to Park Terrace Operating, LLC; Seneca Lake Terrace Operating, LLC; and Premier Senior Living, LLC.
(7) Maturity date is the earlier of March 1, 2024, the date that the existing debt secured by the property is refinanced, or upon termination of the management agreement.
(8) No stated maturity date for loan receivable. Principal of loan is repaid when distributions are made from the joint venture operated by Phoenix Senior Living.
(9) This loan was funded for the development of a memory care facility in Wyoming, MI.
(10) This loan was issued to Park Terrace Operating, LLC and Seneca Lake Terrace Operating, LLC.

$10,358 of the loans outstanding and $15 of the accrued current and long term interest as at December 31, 2021 in the table above are made to current tenant operators. Of these amounts, $2,065 has been reserved as uncollectible. $27,641 of the

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020 loans outstanding and $2,438 of the accrued current and long term interest as at December 31, 2020 in the table above are made to then current tenant operators. Of these amounts, $23,964 has been reserved as uncollectible.

On July 31, 2019, the Company entered into a new loan with MCA Memory Care America, LLC ("MCA") in the amount of $2,934. The loan balance represented outstanding rents owed, the remaining balance of a previously issued loan receivable and outstanding interest thereon. Through December 31, 2021, the Company has received repayment on this loan receivable of $3,363 (2020 - $1,868) consistent with the terms outlined in the loan agreement.

On July 17, 2020, the Company received $750 as repayment of a portion of the principal of the mezzanine loan to Ellipsis Real Estate Partners LLC. On the same date, the loan was amended and the annual interest rate was reduced to 10%.

Loans receivable and associated allowance for losses on loans receivable accounted for at amortized cost as at December 31, 2021 are as follows:

	Stage 1	Stage 2	Stage 3	Total
	Unaudited	Unaudited	Unaudited	Unaudited
Loans receivable, net of loan fees	$ 18,725	$ 1,195	$ 5,861	$ 25,781
Allowance for losses on loans receivable	(276)	(237)	(5,816)	(6,329)
Loans receivable, net of allowances	$ 18,449	$ 958	$ 45	$ 19,452

Loans receivable and associated allowance for losses on loans receivable accounted for at amortized cost as at December 31, 2020 are as follows:

	Stage 1	Stage 2	Stage 3	Total
Loans receivable, net of loan fees	$ 11,079	$ 1,186	$ 32,311	$ 44,576
Allowance for losses on loans receivable	(127)	(236)	(27,878)	(28,241)
Loans receivable, net of allowances	$ 10,952	$ 950	$ 4,433	$ 16,335

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The changes in the gross loans receivable balance during the period ended December 31, 2021 are shown in the following table:

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

	Stage 1	Stage 2	Stage 3	Total
Total loans receivable as at December 31, 2019 - Unaudited	$ 38,476	$ —	$ 6,725	$ 45,201
Loans receivable
Transfer to/(from)
Stage 1	(25,052)	25,052	—	—
Stage 2	—	(23,897)	23,897	—
Stage 3	—	—	—	—

	$ 13,424	$ 1,155	$ 30,622	$ 45,201

Issuances	1,431	—	3,280	4,711
Repayments	(3,776)	—	(329)	(4,105)
Currency Translation	—	31	—	31
Write off of loans receivable	—	—	(1,262)	(1,262)
Total loans receivable as at December 31, 2020	$ 11,079	$ 1,186	$ 32,311	$ 44,576

Loans receivable
Transfer to/(from)
Stage 1	(733)	733	—	—
Stage 2	—	—	—	—
Stage 3	—	—	—	—

	$ 10,346	$ 1,919	$ 32,311	$ 44,576

Issuances	542	48	265	855
Repayments	(36)	—	(1,151)	(1,187)
Currency translation	—	9	—	9
Fair value changes	195	—	—	195
Contribution to joint venture	—	—	(842)	(842)
Non-cash settlement	7,678	(781)	(24,722)	(17,825)
Total loans receivable as at December 31, 2021 - Unaudited	$ 18,725	$ 1,195	$ 5,861	$ 25,781

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

The changes in the allowance for credit losses during the period ended December 31, 2021 are shown in the following table:

	Stage 1	Stage 2	Stage 3	Total
Total allowance for credit losses as at December 31, 2019 - Unaudited	$ 421	$ —	$ 5,494	$ 5,915
Allowance for credit losses
Remeasurement	—	226	23,452	23,678
Transfer to/(from)
Stage 1	(269)	269	—	—
Stage 2	—	(259)	259	—
Stage 3	—	—	—	—

Total allowance for credit losses	$ 152	$ 236	$ 29,205	$ 29,593

Issuances	13	—	—	13
Repayments	(38)	—	(65)	(103)
Write off of loan receivable and allowance	—	—	(1,262)	(1,262)
Total allowance for credit losses as at December 31, 2020	$ 127	$ 236	$ 27,878	$ 28,241

Allowance for credit losses
Remeasurement	—	133	263	396
Transfer to/(from)
Stage 1	(7)	7	—	—
Stage 2	—	—	—	—
Stage 3	—	—	—	—

	$ 120	$ 376	$ 28,141	$ 28,637

Issuances	9	—	265	274
Repayments	—	—	(193)	(193)
Currency translation	—	1	—	1
Contribution to joint venture	—	—	(842)	(842)
Non-cash settlement	147	(140)	(21,555)	(21,548)
Total allowance for credit losses as at December 31, 2021 - Unaudited	$ 276	$ 237	$ 5,816	$ 6,329

For the year ended December 31, 2021, a loss of $1,196 (year ended December 31, 2020 - $23,546 loss) was recorded as change in allowance for credit losses on loans and interest receivable in the consolidated statements of loss and comprehensive loss. For the year ended December 31, 2021 a loss of $474 (year ended December 31, 2020 - NIL) was recorded as a change in fair value of financial instruments in the consolidated statements of loss and comprehensive loss for the change in fair value of the loan to Javelina Ventures, LLC.

On June 1, 2021, a subsidiary of the Company entered into a loan agreement with the tenant operator of the Symphony Portfolio ("Symcare") for a principal amount of $17,000 in satisfaction of all remaining balances owed by Symcare including the $7,295 loan entered into on October 20, 2017 and accrued interest thereon, the $15,000 loan entered into on December 26, 2018 and accrued interest thereon, and $10,969 of outstanding rent receivable offset by the release of the

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

$7,000 security deposit on the previous master lease with Symcare. The new loan matures on December 31, 2035 and earns interest at an annual rate of 1.0% which accrues to the balance of the loan until maturity ("PIK Interest"). Upon issuance, the loan was measured at its fair value using a market discount rate, and is recorded at amortized cost of $7,404 at December 31, 2021.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Year ended December 31 2021 with comparative information for the year ended December 31, 2020

4.    Other assets:
Other assets are as follows:

	December 31, 2021	December 31, 2020
	Unaudited
Prepaid expense	$ 2,124	$ 2,330
Security deposits and costs related to future acquisitions	125	682
Escrow deposits held by lenders	4,605	5,251
Right-of-use assets	1,470	1,889
Bond assets	760	881
Receivable from Jaguarundi Ventures, LP (note 7)	7,802	—
Other	1,096	807
	$ 17,982	$ 11,840

Current	$ 15,753	$ 9,069
Non-current	2,229	2,771
	$ 17,982	$ 11,840

Escrow deposits held by lenders includes amounts held for use in payment of real estate taxes, property insurance and replacement reserves.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

5.    Investment properties:
(a) Investment properties:

	Number of Properties	Amount

Balance, December 31, 2019 - Unaudited	69	$ 969,634

Acquisitions of income properties	1	8,202
Transfer to property, plant and equipment (note 6)	(1)	(9,869)
Capital expenditures	—	668
Capital expenditures related to investment property under development	—	4,323
Increase in straight-line rents	—	6,394
Fair value adjustment	—	(100,388)
Amortization of tenant inducements	—	(385)
Translation of foreign operations	—	3,440

Balance, December 31, 2020	69	$ 882,019

Contribution of investment property to joint venture (note 7)	(1)	(17,100)
Transfer to property, plant and equipment (note 6)	(2)	(19,846)
Capital expenditures	—	968
Sale of income properties	(13)	(114,318)
Increase in straight-line rents	—	6,189
Fair value adjustment	—	(22,152)
Amortization of tenant inducements	—	(447)
Translation of foreign operations	—	1,031

Balance, December 31, 2021 - Unaudited	53	$ 716,344

Investment properties in use		$ 698,307
Property under development		18,037
Balance, December 31, 2021 - Unaudited		$ 716,344

At December 31, 2021, the Company used an internal valuation process to value its investment properties. Third party appraisers are engaged to prepare valuations on a portion of the portfolio annually such that one third of the portfolio is valued externally each year, and every property in the portfolio is valued externally at least once every five years. Management considers the external valuations for a cross-section of properties that represent different geographical locations across the Company's portfolio and updates, as deemed necessary, the valuation models to reflect current market data.

Acquired investment properties are initially measured at cost, including directly attributable acquisition costs, when the transactions are deemed to be asset acquisitions. Acquisition costs related to business combinations are expensed in the period incurred. Subsequent to initial recognition, investment properties are measured at fair value, determined based on available market evidence. The Company uses alternative valuation methods such as the direct capitalized income approach or discounted cash flow projections (Level 3 inputs). The fair value of investment properties reflects rental income from current leases and assumptions about rental income from future leases in light of current market conditions. When a loan is

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 arranged with a tenant at a below market rate, the estimated fair value of the discount is recognized as a tenant inducement at the time the loan commitment is made.

Capital expenditures include costs related to expansion projects at two buildings in Canada that are jointly owned. The Company has committed to fund its share of the projects as the expansions are completed.

On May 6, 2020, the Company contributed a previously triple-net leased property to a subsidiary partially owned by Phoenix Senior Living (note 6).

The Company continues to review market capitalization, discount and terminal capitalization rates as well as its future cash flow projections and the valuation of its properties in light of the COVID-19 pandemic. The carrying value for the Company’s investment properties reflects its best estimate for the highest and best use as at December 31, 2021. It is not possible to forecast with certainty the duration and full scope of the economic impact of COVID-19 and other consequential changes it will have on the Company’s business and operations, both in the short term and in the long term. In a long term scenario, certain aspects of the Company’s business and operations that could potentially be impacted include rental income, occupancy, turnover, future demand, and market rents, which all ultimately impact the underlying valuation of investment properties.

The following table summarizes the significant unobservable inputs in determining fair value:

Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurements

Capitalization rates	There is an inverse relationship between the capitalization rates and the fair value; in other words, the higher the capitalization rate, the lower the estimated fair value.

Stabilized future cash flows	There is a direct relationship between the stabilized future cash flows and the fair value; in other words, the higher the stabilized future cash flows, the higher the estimated fair value.

The capitalization rates used in determining fair value of investment properties measured as at December 31, 2021 and December 31, 2020 are set out in the following table:

	December 31, 2021	December 31, 2020
	Unaudited
Capitalization rate - range	7.00% - 10.25%	5.85% - 9.00%
Capitalization rate - weighted average	8.09%	8.06%

The fair value of investment properties is most sensitive to changes in capitalization rates and stabilized future cash flows. Changes in the capitalization rates and stabilized future cash flows would result in the following changes in the fair value of the Company's investment properties:

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	December 31, 2021	December 31, 2020
Unaudited
Investment property valued using direct capitalization income approach	$ 524,148	$ 617,931
Investment property valued using discounted cash flow projection	$ 59,449	$ 139,727
Investment property valued using other methods	$ 132,747	$ 124,361

Capitalization rate:
25-basis point increase	$ (15,880)	$ (18,727)
25-basis point decrease	$ 16,917	$ 19,945

As at December 31, 2021, a 1% increase in stabilized future cash flows would result in a portfolio fair value increase of $5,241. A 1% decrease in stabilized future cash flows would result in a portfolio fair value decrease of $5,241. A 1% increase in stabilized future cash flows coupled with a 0.25% decrease in capitalization rates would result in a portfolio fair value increase of $22,328. A 1% decrease in stabilized future cash flows coupled with a 0.25% increase in capitalization rates would result in a portfolio fair value decrease of $20,963.

As at December 31, 2020, a 1% increase in stabilized future cash flows would result in a portfolio fair value increase of $6,179. A 1% decrease in stabilized future cash flows would result in a portfolio fair value decrease of $6,179. A 1% increase in stabilized future cash flows coupled with a 0.25% decrease in capitalization rates would result in a portfolio fair value increase of $26,324. A 1% decrease in stabilized future cash flows coupled with a 0.25% increase in capitalization rates would result in a portfolio fair value decrease of $24,719.

(b) Asset dispositions - year ended December 31, 2021 - Unaudited

	Chesterton, IN	Symcare	Inspirit	Saber	Total
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Number of consolidated properties disposed:	(1)	(3)	(4)	(5)	(13)

Net assets disposed:
Investment properties	$ (19,982)	$ (55,283)	$ (36,388)	$ (2,665)	$ (114,318)

Working capital balances	5	—	90	—	95

Non-controlling interest liability	—	—	1,263	—	1,263

	$ (19,977)	$ (55,283)	$ (35,035)	$ (2,665)	$ (112,960)

Consideration received:
Cash	(19,977)	(55,283)	(35,035)	(2,665)	(112,960)

	$ (19,977)	$ (55,283)	$ (35,035)	$ (2,665)	$ (112,960)

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

On April 30, 2021, the Company sold a property located in Chesterton, IN to the operator Symphony for a sale price of $20,000 before closing costs. The consideration was paid in cash which was used to repay the $14,448 mortgage secured by the property.

On June 1, 2021, the Company sold three properties located in Chicago, IL to the operator Symphony for a sale price of $55,500 before closing costs. The consideration was paid in the form of $55,283 cash. The cash was used to pay down the Credit Facility.

On July 1, 2021, the Company sold its interest in four investment properties to the operator Inspirit for a sale price of $35,500. The Company used the proceeds to repay the $23,626 mortgage secured by the properties.

On October 6, 2021, the Company sold five properties in Pennsylvania for a total consideration of $2,600 before closing costs, received in the form of cash.

On October 24, 2021, the Company entered an agreement whereby it has transitioned operations of 2 properties in New York. In conjunction with the lease transition, the Company transferred the related investment property to property, plant and equipment. The properties were previously triple-net leased to Premier Senior Living ("Premier"), and as of the lease transition date are managed by Hearth Senior Living ("Hearth") under a management agreement.

(c) Asset acquisitions - year ended December 31, 2020

Rogers, AR
Number of consolidated properties acquired:	1

Net assets acquired:
Investment properties	$ 8,202

Working capital balances	50

$ 8,252

Consideration paid/funded:
Cash	3,399

Proceeds from mortgage payable, net of fees	4,853

$ 8,252

On November 17, 2020, The Company acquired a memory care facility leased to an operator located in Rogers, AR for a contractual purchase price of $8,150 plus transaction costs. The Company entered into a new mortgage secured by the property to fund $4,920 of the purchase price and funded the remainder of the purchase with cash on hand.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

6.    Property, plant and equipment, net:
(a) Property, plant and equipment, net:
Property, plant and equipment consists of the following as at December 31, 2021:

	Land	Buildings	Furniture, fixtures and equipment	Properties under development	Total
Cost
Balance, December 31, 2019 - Unaudited	$ 28,002	$ 435,958	$ 9,563	$ 937	$ 474,460
Additions	—	2,584	2,216	6,469	11,269
Disposals	—	—	(63)	—	(63)
Transfers to joint venture	(316)	(11,336)	(226)	—	(11,878)
Transfer from investment property	488	9,182	199	—	9,869
Acquisition of Royal JV	1,232	23,184	607	—	25,023
Acquisition of Fayetteville	524	9,843	505	—	10,872
Acquisition of Albany operations	—	—	259	—	259
Sale of Tampa	(143)	(2,707)	(29)	—	(2,879)
Asset transferred to held for sale	(960)	(1,420)	(188)	—	(2,568)
Balance, December 31, 2020	$ 28,827	$ 465,288	$ 12,843	$ 7,406	$ 514,364
Additions	—	3,562	3,528	717	7,807
Disposals	—	(135)	—	—	(135)
Transfers	—	7,723	—	(7,723)	—
Assets contributed to joint venture	(2,600)	—	—	—	(2,600)
Transfer from investment property (note 5)	200	18,890	560	—	19,650
Assets transferred to held for sale	(306)	(20,834)	(586)	—	(21,726)
Balance, December 31, 2021 - Unaudited	$ 26,121	$ 474,494	$ 16,345	$ 400	$ 517,360

Accumulated depreciation
Balance, December 31, 2019 - Unaudited	—	13,930	588	—	14,518
Depreciation and amortization	—	46,322	2,247	—	48,569
Disposals	—	—	(3)	—	(3)
Transfers to joint venture	—	(111)	(10)	—	(121)
Asset transferred to held for sale	—	(397)	(27)	—	(424)
Balance, December 31, 2020	$ —	$ 59,744	$ 2,795	$ —	$ 62,539
Depreciation and amortization	—	20,629	1,523	—	22,152
Disposals	—	(13)	—	—	(13)
Impairment	—	1,100	—	—	1,100
Assets transferred to held for sale	—	(395)	(24)	—	(419)
Balance, December 31, 2021 - Unaudited	$ —	$ 81,065	$ 4,294	$ —	$ 85,359

Property, plant and equipment, net balance, December 31, 2020	$ 28,827	$ 405,544	$ 10,048	$ 7,406	$ 451,825
Property, plant and equipment, net balance, December 31, 2021 - Unaudited	$ 26,121	$ 393,429	$ 12,051	$ 400	$ 432,001

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

(b) Dispositions and transfers - year ended December 31, 2021 - Unaudited

	Richmond, VA	Parker, CO	Total
	Unaudited	Unaudited	Unaudited
Properties	(1)	—	(1)

Land	$ —	$ 2,600	$ 2,600
Property, plant and equipment	(2,152)	—	(2,152)

	$ (2,152)	$ 2,600	$ 448

Consideration paid (received):

Gain on sale of property	1,282	—	1,282
Cash proceeds received, net	(3,434)	—	(3,434)
Contributed to joint venture	—	2,600	2,600

	$ (2,152)	$ 2,600	$ 448

On June 14, 2021, the Company entered into a joint venture for the development of a seniors housing property in Parker, Colorado ("Terra Bluffs"). The Company contributed land valued at $2,600 and $3,002 of cash to the joint venture in exchange for a 73.6% ownership interest.

On October 27, 2021, the Company sold a property in Richmond, VA which was previously recorded as held for sale for total consideration of $3,500 before closing costs, received in the form of cash.

(c) Acquisitions - year ended December 31, 2020

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Royal	Fayetteville	Albany operations	Total
Properties	5	1	—	6

Property, plant and equipment	$ 25,023	$ 10,872	$ 259	$ 36,154
Cash balance acquired	1,388	625	68	2,081
Working capital balances	(147)	(101)	(327)	(575)
Mortgages assumed	(22,822)	(6,848)	—	(29,670)

	$ 3,442	$ 4,548	$ —	$ 7,990

Consideration paid:

Fair value of previously held interest	3,442	4,072	—	7,514
Cash paid	—	476	—	476

	$ 3,442	$ 4,548	$ —	$ 7,990

On May 6, 2020 the Company acquired 100% of Royal Senior Living’s ("Royal") interest in five joint venture properties in which the Company already had a majority ownership interest ("Royal JV"). Simultaneous with this transaction, management of four of these properties was transitioned to Phoenix Senior Living (“Phoenix") and combined with two assets in the Company’s portfolio already managed by Phoenix. On May 6, 2020 the Company acquired the minority partner's interest in one of these properties, Fayetteville, for $476.

The Company owns a controlling 90% interest in the entity that owns and operates the six assets, and as a result they have been consolidated following this transaction. The Company received total consideration of $1,126 from Phoenix for their buy-in to the entity, of which $650 was received in cash and $476 in a note to an affiliate of Phoenix for the remaining portion of their 10% ownership in the entity. $26 of the note has been repaid as of December 31, 2020.

(d) Dispositions and transfers - year ended December 31, 2020

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Arlington Sale	Glassboro to Joint Venture	Tampa Sale	Total
Properties	(1)	(1)	(1)	(3)

Property, plant and equipment	$ (12,201)	$ (11,757)	$ (2,879)	$ (26,837)
Working capital balances	67	(57)	(121)	(111)

	$ (12,134)	$ (11,814)	$ (3,000)	$ (26,948)

Consideration paid (received):

Equity contributed to joint venture	—	(3,016)	—	(3,016)
Gain (loss) on sale of property	(221)	103	—	(118)
Note issued to joint venture partner	—	(490)	—	(490)
Repayment/contribution of mortgages payable	(8,000)	(8,411)	—	(16,411)
Cash proceeds received, net	(3,913)	—	(3,000)	(6,913)

	$ (12,134)	$ (11,814)	$ (3,000)	$ (26,948)

On February 28, 2020, the Company sold a seniors housing property located in Arlington, TX for a sale price of $12,450 before closing costs. This property was previously recorded as held for sale. The consideration was paid in the form of an $8,000 repayment of the mortgage secured by the property and $3,900 of cash.

On February 21, 2020, the Company entered into a joint venture agreement with the operator Heritage Senior Living ("Heritage") for a property in Glassboro, NJ. Heritage operates the property pursuant to a management agreement. The Company sold 10% of its interest in the property and operations for $490, satisfied through a promissory note earning 5.91% annual interest. The promissory note matures at the earlier of March 1, 2024, the date that the existing debt secured by the property is refinanced, or upon termination of the management agreement.

The remaining asset in the former five property Royal JV, a seniors housing community in Tampa, FL, was non-strategic for the Company, and was sold to a third party on May 11, 2020 for $3,290 less transaction costs.

(e) Assets held for sale

The following table summarizes the significant assets held for sale on December 31, 2021 and 2020:

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	December 31, 2021	December 31, 2020
Assets:	Unaudited
Property, plant and equipment, net	21,307	$ 2,144

	$ 21,307	$ 2,144

In June 2020 the Company ceased operations in and listed for sale a property located in Richmond, VA. The Company successfully transitioned all residents from this property into new locations in order to prepare the building for sale. On October 27, 2021, the Company sold the property for total consideration of $3,500 before closing costs, received in the form of cash.

In June 2021 the Company ceased operations in and listed for sale a property located in Port Royal, SC. The Company has successfully transitioned all residents from this property into new locations in order to prepare the building for sale. The assets are classified as held for sale on the consolidated statement of financial position at December 31, 2021.

On November 15, 2021, the Company entered into a purchase and sale agreement to sell two properties in New York. These properties were previously transferred to property, plant and equipment on October 24, 2021. The assets are classified as held for sale on the consolidated statement of financial position at December 31, 2021.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

7.    Joint arrangements:
As at December 31, 2021, the following are the Company's joint arrangements:

Joint arrangement	Number of properties	Location	Company ownership	Consolidation type

Invesque-Autumnwood Landlord	4	Canada	50%	Joint operation (1)
Invesque-Autumnwood Operator	—	Canada	50%	Joint venture (2)
Calamar	2	United States	75%	Joint venture (3)
Heritage JV	3	United States	80%	Joint venture (3)
Heritage Newtown	1	United States	80%	Joint venture (3)
Heritage Harleysville	1	United States	90%	Joint venture (3)
Heritage Glassboro	1	United States	90%	Joint venture (3)
Jaguarundi	4	United States	66%	Joint venture (4)
Terra Bluffs	1	United States	72%	Joint venture (3)

(1) The Company directly holds its interest in the real estate joint operation.
(2) These joint venture arrangements have been structured through separate legal entities and lease the properties from the joint operation landlord.
(3) These joint venture arrangements have been structured through separate legal entities. The joint venture owns an interest in separate legal entities which own the real estate and operations.
(4) The joint venture owns an interest in separate legal entities which own the real estate and leases the properties to third party operators.
The Company has entered into a number of joint arrangements for the purpose of jointly owning and operating certain of its seniors housing investments as detailed in the table above.

The Company and Autumnwood each owns a 50% direct beneficial interest in the real estate assets of the Invesque-Autumnwood Landlord entity and are jointly obligated for the related mortgages for a portfolio of four properties which are accounted for as joint operations and are accounted for under the proportionate consolidation method. The Company's 50% interest in the operations of these properties is held through separate legal entities (collectively referred to as "Invesque-Autumnwood Operators"), which under IFRS 11, Joint arrangements, are accounted for as joint ventures using the equity method. Invesque-Autumnwood Operators have leased the real estate from the landlords under their respective lease agreements. These leases are for three-year periods, with six automatic renewals every third anniversary for a total of 21 years. The Company's share of the landlords' lease receipts, $3,529 for the year ended December 31, 2021 (year ended December 31, 2020 - $3,118), is reported as lease revenue from joint ventures. Invesque-Autumnwood Operators lease expense is included in the share of loss from joint ventures in the consolidated statements of loss and comprehensive loss.

The Company has an interest in eight seniors housing and care properties in the United States in which it also owns an interest in the operations at those properties through joint arrangements. In these joint arrangements, the Company owns an interest in the real estate and operations through separate legal entities at each of the properties and has management agreements in place to provide for the day to day operations resulting in joint control of the interests. Each of these joint arrangements are accounted for as joint ventures using the equity method and the Company's share of net income is included in loss from joint ventures in the consolidated statements of loss and comprehensive loss.

On June 5, 2019, the Company contributed eight investment properties to Jaguarundi Ventures, LP, a joint venture formed with Magnetar Financial LLC (collectively, "Magnetar"), a related party. The Company received $23,000 from its joint

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 venture partner in the arrangement in exchange for a 39.49% interest in the joint venture. The properties contributed had an investment property value of $161,047 and total mortgage indebtedness of $102,692. On October 29, 2021, the Company contributed an additional investment property located in Webster, Texas to the joint venture in exchange for an increase in its joint venture ownership interest to 65.83%. On November 16, 2021 Jaguarundi Ventures, LP sold a five property portfolio for a total sale price of $93,000. Proceeds from the sale were used in part to repay $67,489 in existing mortgage debt on the properties that were sold. The Company provides a guarantee on the outstanding mortgage balances of the Jaguarundi Ventures, LP in exchange for a fee equal to 15 basis points on the amount guaranteed. The Company earns an asset management fee of 25 basis points based on gross asset value. For the year ended December 31, 2021, the Company has earned guaranty fees of $59 (year ended December 31, 2020 - $60) and management fees of $403 (year ended December 31, 2020 - $403) from Jaguarundi Ventures, LP included in other revenue in the consolidated statements of loss and comprehensive loss.

On May 6, 2020 the Company acquired 100% of Royal Senior Living’s ("Royal") interest in five joint venture properties in which the Company already had a majority ownership interest ("Royal JV") (Note 7).

In addition to the five-asset Royal joint venture referenced above, the Company also had a single-asset joint venture with Royal which owned a seniors housing community in Eatonton, GA ("Royal Eatonton"). Royal purchased the Company’s 65% ownership interest in the community on May 6, 2020. Cash proceeds to the Company for this sale were $1,447. Following this transaction, the Company and Royal no longer have any shared interests in joint arrangements.

On June 14, 2021, the Company entered into a joint venture for the development of a seniors housing property in Parker, Colorado ("Terra Bluffs"). The Company contributed land valued at $2,600 and $3,002 of cash to the joint venture in exchange for a 73.6% ownership interest. The project has property under development of $10,676 at 100% ownership as of December 31, 2021. The remaining portion of the project will be funded through draws on construction loans at the joint venture.

The following tables summarize the information about the Company's investment in joint ventures, which have been accounted for under the equity method:

	Year ended December 31, 2021	Year ended December 31, 2020
Unaudited
Cash contributions to joint ventures	$ 4,283	$ 1,855
Distributions received from joint ventures	$ 16,083	$ 3,803

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	December 31, 2021		December 31, 2020
	Net assets	Company share of net assets	Net assets	Company share of net assets
	Unaudited	Unaudited

Cash	$ 14,833	$ 10,893	$ 5,480	$ 4,152
Tenant and other receivables	3,015	1,749	3,204	1,765
Other	693	927	923	839
Current assets	18,541	13,569	9,607	6,756

Investment properties	211,320	156,135	292,526	204,399
Property, plant and equipment, net	25,706	18,549	26,317	19,044
Loans receivable	3,882	55	3,885	55
Other non-current assets	495	373	481	362

Total assets	$ 259,944	$ 188,681	$ 332,816	$ 230,616

Accounts payable and accrued liabilities	$ 11,575	$ 8,881	$ 6,753	$ 4,787
Unearned revenue	655	532	712	585
Mortgages payable - current	32,804	22,532	25,332	17,311
Current liabilities	45,034	31,945	32,797	22,683

Mortgages payable - non-current	117,542	94,416	187,120	135,298
Construction loan	4,805	3,458	—	—
Loan commitment liability	—	—	416	252
Derivative instruments	2,426	1,996	7,249	5,615
Payable to Invesque	7,802	5,136	—	—
Other non-current liabilities	1,821	1,290	2,286	1,510

Total liabilities	$ 179,430	$ 138,241	$ 229,868	$ 165,358

Net assets	$ 80,514	$ 50,440	$ 102,948	$ 65,258

On October 29, 2021, the Company contributed an additional investment property located in Webster, Texas to the joint venture in exchange for an increase in its joint venture ownership interest to 65.83%. The Webster, Texas property is pledged against the Company's Credit Facility and the Jaguarundi Ventures, LP has recorded the $7,802 obligation to the Company for the Webster, Texas property's share of the Company's Credit Facility debt.

As at December 31, 2021, a joint arrangement with respect to one property currently undergoing renovations did not meet certain debt service coverage ratio requirements under the terms of a mortgage agreement secured by the property. As the joint arrangement did not have an unconditional right to defer settlement of the mortgage for at least twelve months as at December 31, 2021, the $9,186 outstanding loan balance has been classified as a current liability of the joint arrangement as at December 31, 2021.

As at December 31, 2021, a joint arrangement with respect to one property held in Jaguarundi Ventures, LP did not meet certain debt covenant requirements under the terms of a mortgage agreement secured by the property. As the joint arrangement did not have an unconditional right to defer settlement of the mortgage for at least twelve months as at

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

December 31, 2021, the $13,569 outstanding loan balance has been classified as a current liability of the joint arrangement as at December 31, 2021.

	Year ended December 31, 2021		Year ended December 31, 2020
	Net loss	Company share of net loss	Net loss	Company share of net loss
	Unaudited	Unaudited

Revenue	$ 57,765	$ 34,086	$ 65,249	$ 40,457
Other income	1,511	1,243	1,582	1,294
Property operating expense	(40,032)	(22,417)	(43,259)	(25,536)
Depreciation expense	(725)	(543)	(724)	(546)
Finance costs	(9,472)	(6,818)	(9,294)	(6,591)
Real estate tax expense	(1,480)	(902)	(1,609)	(974)
General and administrative expenses	(6,453)	(3,980)	(3,272)	(1,974)
Allowance for credit losses on loans and interest receivable	(954)	(577)	(14,800)	(11,957)
Change in fair value of financial instruments	3,965	3,112	(4,622)	(3,603)
Change in fair value of investment properties	(21,363)	(18,110)	(33,830)	(25,299)
Net income (loss), prior to distributions to owners	$ (17,238)	$ (14,906)	$ (44,579)	$ (34,729)

Related party transactions occur between the Company and its joint ventures. These related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to between the parties. Except as disclosed elsewhere in these consolidated financial statements, the related party balances are included in other receivables, loans receivable, accounts payable, loan commitment liabilities, and lease revenue from joint ventures.

The following table summarizes information about the gross balance of mortgages payable at the joint ventures:

	December 31, 2021	December 31, 2020
Unaudited
Mortgages at fixed rates:
Mortgages (principal) (1)	$ 150,900	$ 170,814
Interest rates	3.99% to 5.23%	3.99% to 4.98%
Weighted average interest rate	4.30%	4.30%

Mortgages at variable rates:
Mortgages (principal)	$ 500	$ 42,635
Interest rates	LIBOR plus 2.75% with a 3.75% floor	LIBOR plus 2.40% to LIBOR plus 3.00%
Weighted average interest rate	3.75%	3.88%

Blended weighted average rate	4.30%	4.22%

(1) Includes $89,231 of variable rate mortgages that are fixed with interest rate swaps (December 31, 2020 - $114,589).

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

The following tables summarize the information about the Company's investment in Jaguarundi Ventures, LP, which have been accounted for under the equity method and included in tables above. Jaguarundi Ventures, LP is shown separately below due to significance of the interest in the joint venture. The joint venture was formed on June 5, 2019. During the year ended December 31, 2021, the Company has not made cash contributions to Jaguarundi Ventures, LP (year ended December 31, 2020 - $1,428). During the year ended December 31, 2021, the Company received cash distributions of $14,543 from Jaguarundi Ventures, LP (year ended December 31, 2020 - NIL).

	December 31, 2021		December 31, 2020
	Net assets	Company share of net assets	Net assets	Company share of net assets
	Unaudited	Unaudited

Cash	$ 8,054	$ 5,365	$ 1,658	$ 1,003
Tenant and other receivables	1,175	773	1,602	969
Other	—	—	110	68
Current assets	9,229	6,138	3,370	2,040

Investment properties	52,000	34,232	143,785	86,999
Loans receivable	24	16	—	—

Total assets	$ 61,253	$ 40,386	$ 147,155	$ 89,039

Accounts payable and accrued liabilities	$ 1,317	$ 867	$ 1,918	$ 1,160
Mortgages payable - current	23,086	15,198	15,227	9,214
Current liabilities	24,403	16,065	17,145	10,374

Mortgages payable - non-current	14,497	9,543	84,149	50,916
Loan commitment liability	—	—	416	252
Payable to Invesque	7,802	5,136
Derivative instruments	—	—	1,602	969
Other non-current liabilities	1,250	823	1,700	1,029

Total liabilities	$ 47,952	$ 31,567	$ 105,012	$ 63,540

Net assets	$ 13,301	$ 8,819	$ 42,143	$ 25,499

The Company provides a guarantee on the outstanding mortgage balances of the Jaguarundi Ventures, LP in exchange for a fee equal to 15 basis points on the amount guaranteed. As of December 31, 2021, the outstanding mortgages balance of Jaguarundi Ventures, LP is $37,586 (December 31, 2020 - $99,376). As of December 31, 2021, the value of the properties that collateralize the mortgages is $52,000 (December 31, 2020 - $143,785) and is sufficient to support the mortgage values.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Year ended December 31, 2021		Year ended December 31, 2020
	Net income (loss)	Company share of net income (loss)	Net income (loss)	Company share of net income (loss)
	Unaudited	Unaudited

Revenue	$ 13,921	$ 8,431	$ 14,423	$ 8,638
Finance costs	(4,578)	(2,823)	(3,859)	(2,182)
Real estate tax expense	(1,480)	(902)	(1,609)	(974)
General and administrative expenses	(6,461)	(3,984)	(3,318)	(2,008)
Allowance for credit losses on loans and interest receivable	(954)	(577)	(14,800)	(11,956)
Change in fair value of financial instruments	744	462	(942)	(570)
Change in fair value of investment properties	(16,911)	(11,315)	(19,294)	(11,585)
Net income (loss), prior to distributions to owners	$ (15,719)	$ (10,708)	$ (29,399)	$ (20,637)

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

8.    Credit facilities:
The credit facilities are recorded net of loan fees, which are capitalized when paid, and amortized into finance cost over the terms of the related loans using the effective interest rate method.

	December 31, 2021	Borrowing rate at December 31, 2021	December 31, 2020	Borrowing rate at December 31, 2020
	Unaudited	Unaudited

Credit Facility Term (1) (5)	$ 200,000	4.26%	$ 200,000	4.66%
Credit Facility Revolver (2) (5)	130,688	3.54%	190,500	3.58%
MOB Facility USD denominated portion	21,286	2.30%	21,286	2.34%
MOB Facility CAD denominated portion (1) (3)	67,404	4.32%	66,904	4.32%
Magnetar Facility	—	— %	10,000	9.00%
Commonwealth Facility (4) (5)	180,453	3.80%	176,000	3.84%
Finance costs, net	(2,565)	—	(4,094)	—
Carrying value	$ 597,266	3.90%	$ 660,596	4.09%
Less current portion	795		10,000
Long-term portion	$ 596,471		$ 650,596
(1) This facility is fixed with an interest rate swap.
(2) $75,000 of this facility is fixed with interest rate swaps.
(3) This facility is denominated in Canadian dollars with a principal amount of CAD$85,202.
(4) $176,000 of this facility is fixed with interest rate swaps.
(5) Upon the upcoming transition from LIBOR in 2023, this credit facility will migrate to an elective alternative benchmark of either Term SOFR and a related benchmark adjustment, Daily Simple SOFR and a related benchmark adjustment or an alternative benchmark based on future legislative or then-market benchmark replacement determinations.
On December 20, 2018, the Company entered into an agreement for an unsecured credit facility (the "Credit Facility") with a $400,000 capacity. The Credit Facility is comprised of a $200,000 term loan and a $200,000 revolving line of credit. The term loan has a maturity date of December 20, 2023, while the revolving line of credit has a maturity date of December 20, 2022, with a one year extension option, subject to lender approval. On December 31, 2021, the maturity date of the revolving line of credit was extended to December 20, 2023. The Credit Facility bears interest at a rate of LIBOR plus an applicable margin based on the Company's consolidated leverage ratio, with an option to use a rate based on Base Rate, as defined in the agreement, plus an applicable margin.

The borrowing capacity of the Credit Facility is based on the undepreciated book value of an unencumbered pool of assets. Per the agreement, the Company's leverage could not exceed 62.5% through December 31, 2019, reducing to 60% thereafter. The agreement also provides for the Company's leverage to increase to 65% for two quarters following any material acquisition (the "surge period"). Per the agreement, the fixed charge ratio shall not be less than 1.75 to 1.0. On November 7, 2019, the Company amended the terms of the Credit Facility to extend the surge provision period following a material acquisition for both the maximum consolidated total leverage ratio covenant and unencumbered pool leverage covenant. The maximum consolidated total leverage ratio covenant can increase to 65% for four quarters starting with the third quarter of 2019. The unencumbered pool leverage ratio may increase to 65% for two quarters starting with the third quarter of 2019, reducing to 62.5% for two quarters after that, and reducing back to 60% thereafter. The Company's acquisition of Commonwealth is considered a material acquisition under the terms of the Credit Facility.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

On November 4, 2020, the Company entered into an agreement to modify the Credit Facility, in which the facility will be permanently converted to a facility secured by pledges of equity in the special purposes entities which own the properties making up a borrowing base. The minimum fixed charge coverage ratio covenant will permanently decrease from 1.75 to 1.60. Per the agreement, the Company was granted a surge period effective with the quarterly reporting period ended September 30, 2020 through June 30, 2021. During the surge period, the consolidated leverage ratio covenant was increased from 60% to 65%, the advance rate increased from 60% to 65% of the borrowing base, the applicable margin for LIBOR loans increased 15 basis points, and the implied interest rate used to calculate the debt service coverage amount decreased from 6.0% to 5.75%. Per the agreement, the surge period ended June 30, 2021. On December 31, 2021, the Company entered into an agreement to modify the Credit Facility, in which the maturity date for the revolving line of credit was permanently extended from December 20, 2022 to December 20, 2023. The minimum fixed charge coverage ratio covenant was permanently decreased from 1.60x to 1.50x. Per the agreement, the Company also agreed to an ongoing $25,000 liquidity requirement as well as a limitation on gross dividends that can be declared during 2022 and 2023. These changes are effective with the reporting period ended December 31, 2021.

On May 1, 2018, a wholly owned subsidiary of the Company entered into a secured credit facility ("MOB Facility") for the purpose of funding the acquisition of 14 medical office buildings. The facility has maximum commitment amounts of CAD$90,060, with a borrowing rate of the BA Rate plus 220 basis points, and a US Dollar commitment of $22,515, with a borrowing rate of LIBOR plus 220 basis points. The facility provides for interest-only payments through its maturity date of May 1, 2023. Per the terms of the agreement, CAD$4,858 and USD$1,228 are reserved for the construction of tenant improvements and the payment of leasing commissions for leases entered into after the closing of the transaction. On May 1, 2018, in conjunction with the acquisition, the Company drew CAD$85,202 and USD$16,647. The facility also included an allocation of USD$4,460 for the acquisition of an additional medical office property in Williamsville, New York. On June 28, 2018, the Company amended the terms of the agreement to increase the borrowing capacity for the Williamsville, New York property to USD$6,572. The company drew a total of USD$6,572 in conjunction with the closing of the Williamsville asset on July 9, 2018. On December 31, 2018, the Company repaid USD$1,933 on the facility. On September 21, 2020, the Company entered into an amendment to the MOB Facility that reset certain loan covenant levels. Pursuant to the terms of the amendment, during a test period beginning June 30, 2020, the Company's debt yield covenant level was reduced to 5.75% (which increases to 8.00% at December 31, 2021).

On July 26, 2019, the Company entered into a credit agreement with Magnetar for a principal amount of $30,000, annual interest rate of 8.5%, and an initial maturity of one year with a one year extension option ("Magnetar Facility"). On December 5, 2019, the Company repaid $15,000 on the facility. On June 5, 2020, the Company gave notice of intent to exercise the one year extension option and per the Magnetar Facility credit agreement the interest rate increased to 9.0%. On June 16, 2020, the Company repaid $5,000 on the Magnetar Facility. On June 22, 2021, the Company used cash on hand to repay the $10,000 remaining Magnetar Facility.

On August 1, 2019, a wholly owned subsidiary of the Company entered into a secured credit facility ("Commonwealth Facility") for the purpose of funding the acquisition of Commonwealth Tranche I. The $176,000 new debt secured by 16 properties has a maturity date of August 1, 2024, with 2 available extension options. It bears interest at a rate of LIBOR plus 215 basis points. The agreement also provides for an accordion feature that would extend the capacity of the loan by an additional $50,000 subject to certain terms and conditions provided for in the agreement. Pursuant to the terms of the Commonwealth Facility, the Company is required to maintain a debt yield of 8.0% (which increases to 8.75% at September 30, 2021) as well as a Debt Service Coverage Ratio of 1.25. On August 11, 2021, the Company entered into an amendment of the Commonwealth Facility whereby the required debt yield was modified to be 8.0% for the trailing six month period ended December 31, 2021; 8.0% for the trailing nine month period ending March 31, 2022; 8.25% for the trailing twelve month period ending June 30, 2022; 8.5% for the trailing twelve month period ending September 30, 2022;

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

8.75% for the trailing twelve month period ending December 31, 2022; and 9.0% for each trailing twelve month test period thereafter.

On January 17, 2020, the Company entered into an amendment to the Commonwealth Facility that established a $10,000 capital improvements holdback ("Holdback"). The Holdback provides funding to the Company for reimbursement of capital improvements made to the properties encumbered by the Commonwealth Facility. The amendment allows the Company to be reimbursed for 65% of capital improvement costs incurred. On January 26, 2021, the Company drew $4,453 from the Holdback for reimbursement of expenses incurred for adding additional units to the Abingdon, South Boston and Front Royal properties.

Future principal repayments of the credit facilities are as follows:

Aggregate principal payments
Unaudited
2022	$ 795
2023	421,854
2024	177,182
2025	—
2026	—
Thereafter	—
Total	$ 599,831

9.    Mortgages payable:
Mortgages payable consist of the following as at December 31, 2021:

	December 31, 2021	December 31, 2020
	Unaudited

Mortgages payable	$ 210,410	$ 296,881
Mark-to-market adjustment, net	4,847	4,958
Finance costs, net	(1,434)	(2,375)
Carrying value	$ 213,823	$ 299,464
Less current portion	34,876	30,622
Long-term portion	$ 178,947	$ 268,842

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

Mortgages payable are collateralized by investment properties and property, plant and equipment with a value of $324,565 at December 31, 2021. Maturity dates on mortgages payable range from 2022 to 2054, and the weighted average years to maturity is 6.30 years at December 31, 2021.

Mortgages payable are collateralized by investment properties and property, plant and equipment with a value of $461,200 at December 31, 2020. Maturity dates on mortgages payable range from 2021 to 2054, and the weighted average years to maturity is 7.93 years at December 31, 2020.

Future principal payments on the mortgages payable as at December 31, 2021 are as follows:

	Regular principal payments	Principal due on maturity	Total principal payments	% of total principal payments
	Unaudited	Unaudited	Unaudited	Unaudited

2022	$ 3,951	$ 30,926	$ 34,877	16%
2023	3,584	48,754	52,338	25%
2024	2,816	37,511	40,327	19%
2025	1,484	23,438	24,922	12%
2026	1,367	—	1,367	1%
Thereafter	26,887	29,692	56,579	27%
	$ 40,089	$ 170,321	$ 210,410	100%

	December 31, 2021	December 31, 2020
Unaudited
Mortgages at fixed rates:
Mortgages (principal) (1)	$ 155,297	$ 240,429
Interest rates	2.16% to 6.15%	2.55% to 6.15%
Weighted average interest rate	4.04%	4.33%

Mortgages at variable rates:
Mortgages (principal)	$ 55,113	$ 56,452
Interest rates	LIBOR plus 2.45% to LIBOR plus 2.75% with a 1% LIBOR Floor	LIBOR plus 2.45% to LIBOR plus 2.75% with a 1% LIBOR Floor
Weighted average interest rate	3.52%	3.53%

Blended weighted average rate	3.91%	4.18%

(1) Includes $35,142 of variable rate mortgages that are fixed with interest rate swaps (December 31, 2020 - $67,069).
Upon the upcoming transition from LIBOR in 2023, $17,135 of the Company's variable rate mortgages fixed through an interest rate swap will see the underlying variable rate migrate to an elective alternative benchmark of either Term SOFR and a related benchmark adjustment, Daily Simple SOFR and a related benchmark adjustment or an alternative benchmark

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 based on future legislative or then-market benchmark replacement determinations. The remaining $18,007 of variable rate mortgage fixed through an interest rate swap will not be impacted by the LIBOR transition.

Upon the upcoming transition from LIBOR in 2023, $10,197 of the Company's variable rate mortgages will see the underlying variable rate migrate to an elective alternative benchmark of either Term SOFR and a related benchmark adjustment, Daily Simple SOFR and a related benchmark adjustment or an alternative benchmark based on future legislative or then-market benchmark replacement determinations. The remaining $44,916 of variable rate mortgage fixed through an interest rate swap will not be impacted by the LIBOR transition.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

10.    Derivative financial instruments:
(a) Derivative swaps:

Derivative swaps as at December 31, 2021 are detailed in the table below:

				Asset (liability) balance		Income (loss) for the twelve months ended
Swap	Maturity date	Fixed rate	Notional amount	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
				Unaudited		Unaudited

Credit Facility Term (3)	December 19, 2023	LIBOR fixed at 2.11%	$ 200,000	$ (5,475)	$ (11,945)	$ 6,470	$ (7,479)
Credit Facility Revolver (3)	January 2, 2024	LIBOR fixed at 2.57%	25,000	(927)	(1,860)	933	(841)
Credit Facility Revolver	December 1, 2022	LIBOR fixed at 2.11%	50,000	(870)	(1,996)	1,126	(1,135)
Red Oak Swap (1)	January 18, 2023	Interest rate fixed at 2.17%	3,990	14	(13)	27	16
Winchester Swap	November 1, 2021	Interest rate fixed at 4.54%	—	—	(76)	34	(74)
MOB Facility Swap (2)	May 1, 2023	Banker's Acceptance fixed at 2.12%	67,404	(876)	(2,561)	1,723	(2,127)
Grand Brook Swap	October 2, 2021	Interest rate fixed at 5.98%	—	—	(402)	264	73
Commonwealth Swap (3)	August 1, 2024	LIBOR fixed at 1.69%	176,000	(3,302)	(9,375)	6,073	(8,535)
Constant Care Swap	October 1, 2022	Interest rate fixed at 4.21%	—	—	(641)	203	(705)
Oak Ridge Swap	April 1, 2022	LIBOR fixed at 0.66%	14,011	(25)	(100)	75	(100)
Charlottesville Swap (3)	March 31, 2024	LIBOR fixed at 0.56%	17,135	127	—	127	—

		Carrying value		$ (11,334)	$ (28,969)	$ 17,055	$ (20,907)
	Less current liability portion			(895)	(491)
	Long term liability portion			$ (10,439)	$ (28,478)

(1) The swap has a notional amount of CAD$5,044.
(2) The swap is for a fixed amount of CAD$85,202.
(3) Upon the upcoming transition from LIBOR in 2023, this interest rate swap agreement will migrate to an elective alternative benchmark of either Term SOFR and a related benchmark adjustment, Daily Simple SOFR and a related benchmark adjustment or an alternative benchmark based on future legislative or then-market benchmark replacement determinations.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

    (b) Prepayment embedded derivatives:

    Certain mortgages payable contain prepayment options that represent embedded derivatives that require bifurcation from the host contract. The prepayment options are measured at fair value, with changes in the fair value being recognized as change in fair value of financial instruments in the consolidated statements of loss and comprehensive loss.

The fair value of the prepayment embedded derivatives has been determined using a LIBOR based interest rate swap options ("swaptions") as a proxy. The swaptions were structured to mirror the financial conventions of the respective loans, including payment periods, accrual basis, principal amortization, prepayment dates and prepayment premiums. The swaptions were structured as fixed receiver with a strike rate set on market as of the date of the loan agreement with exercise premiums to match the underlying loans plus a cost of refinancing upon exercise. The resulting swaption price would represent a proxy for the value of the prepayment rights embedded in the underlying loans. The fair values determined are based on significant other observable inputs (Level 2). As at December 31, 2021, the prepayment embedded derivative assets have a fair value of $3,388 (2020 - $4,814). For the year ended December 31, 2021, a fair value loss of $1,426 (year ended December 31, 2020 - $1,823 gain), was recorded in the consolidated statements of loss and comprehensive loss.

11.    Convertible debentures:

(a) 2016 Convertible Debentures

On December 16, 2016, the Company issued $45,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2016 Convertible Debentures"). The 2016 Convertible Debentures are due on January 31, 2022 and bear interest at an annual rate of 5.00% payable semi-annually in arrears on July 31 and January 31 of each year.

The 2016 Convertible Debentures were convertible into common shares of the Company at the option of the holder at a conversion price of $11.00 per common share at any time prior to the earlier of January 31, 2022 and the last business day immediately preceding the date specified by the Company for redemption. On or after January 31, 2020 and prior to January 31, 2021, the 2016 Convertible Debentures were redeemable by the Company in whole or in part at a price equal to the principal amount thereof plus accrued and unpaid interest provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after January 31, 2021, and prior to the maturity date, the 2016 Convertible Debentures were redeemable by the Company in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued interest.

On November 15, 2021, a meeting of holders of the 2016 Convertible Debentures was held whereby the holders of 2016 Convertible Debentures ("2016 Debentureholders") approved proposed amendments to the 2016 Convertible Debentures. The approved amendments include the following changes to the 2016 Convertible Debentures:
1.Increase the interest rate from 5.00% to 7.00%, effective January 31, 2022.
2.Decrease the conversion price from $11.00 to $5.00 per share.
3.Extension of the maturity date from January 31, 2022 to January 31, 2025.
4.Approval of the redemption of $20,000 of the principal amount of the 2016 Convertible Debentures as of the close of business on January 31, 2022.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

As a result of the substantive modification of the terms of the 2016 Convertible Debentures, on the date of modification the amortized cost of the previously recorded liability was derecognized for an amount equal to its fair value, resulting in a gain of $7,200. The previously recorded equity component of the 2016 Convertible Debentures was transferred to share capital, and the fair value of the liability and equity components of the modified convertible debentures were recorded.

On January 31, 2022 (the “Redemption Date”), the Company redeemed $20,000 of the principal amount of the 2016 Convertible Debentures outstanding plus accrued and unpaid interest (at 5.00%) thereon. In accordance with the Debenture Amendments, the interest rate on the remaining 2016 Convertible Debentures was increased to 7.00% effective January 31, 2022.

Upon redemption or maturity, the Company may satisfy its obligations with respect to the convertible debentures in cash or the issuance of common shares based on 95% of the Current Market Price on the Redemption Date or Maturity Date, respectively.

As at December 31, 2021, the 2016 Convertible Debentures are comprised of the following:

	December 31, 2021	December 31, 2020
	Unaudited

Issued	$ 44,975	$ 44,975
Issue costs, net of amortization and accretion of equity component	(409)	802
Mark to market adjustment, net	(6,552)	—
Equity component, excluding issue costs and taxes	(4,254)	(1,648)

2016 Convertible Debentures	$ 33,760	$ 44,129

Current	$ 19,678	$ —
Non-current	14,082	$ 44,129

2016 Convertible Debentures	$ 33,760	$ 44,129

Interest costs related to the 2016 Convertible Debentures are recorded in financing costs using the effective interest rate method.

(b) 2018 Convertible Debentures

On August 24, 2018, the Company issued $50,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2018 Convertible Debentures"). The 2018 Convertible Debentures are due on September 30, 2023 and bear interest at an annual rate of 6.00% payable semi-annually in arrears on March 31 and September 30 of each year commencing on March 31, 2019.

The 2018 Convertible Debentures are convertible into common shares of the Company at the option of the holder at a conversion price of $10.70 per common share. The debentures will not be redeemable prior to September 30, 2021. On or after September 30, 2021, and prior to September 30, 2022, the 2018 Convertible Debentures may be redeemed in whole or in part from time to time at the Company’s option, at a price equal to their principal amount plus accrued

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 and unpaid interest, provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after September 30, 2022, and prior to the maturity date, the 2018 Convertible Debentures may be redeemed by the Company, in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued and unpaid interest.

Upon redemption or maturity, the Company may satisfy its obligations with respect to the convertible debentures in cash or the issuance of common shares based on 95% of the Current Market Price on the Redemption Date or Maturity Date, respectively.

As at December 31, 2021, the 2018 Convertible Debentures are comprised of the following:

	December 31, 2021	December 31, 2020
	Unaudited

Issued	$ 50,000	$ 50,000
Issue costs, net of amortization and accretion of equity component	(367)	(982)
Equity component, excluding issue costs and taxes	(736)	(736)

2018 Convertible Debentures	$ 48,897	$ 48,282

Interest costs related to the 2018 Convertible Debentures are recorded in financing costs using the effective interest rate method.

12.    Commonwealth preferred unit liability:

On August 1, 2019, the Company issued $53,587 in preferred interests of the acquiring subsidiary to fund the purchase of Commonwealth Tranche I. The preferred interests are exchangeable by holders into common shares of the Company at a fixed exchange price of $9.75 per common share. The preferred interests have an initial dividend rate of 6.50% per annum, with annual escalators beginning August 1, 2023, and a liquidation value equal to their unreturned initial capital contribution and any accrued and unpaid dividends. These dividends are included in finance costs from operations in the consolidated statements of income and comprehensive income. Under certain circumstances, the Company will have the right to redeem the preferred interests at its discretion for an amount specified in the operating agreement.

On December 23, 2019, the Company issued $12,093 in preferred interests of the acquiring subsidiary to fund the purchase of the Commonwealth Tranche II.

On October 1, 2020, the Company issued $1,701 in preferred interests to fund the earnout payment pursuant to the Commonwealth purchase agreement (note 24).

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

As at December 31, 2021 the Commonwealth preferred unit liability is comprised of the following:

	December 31, 2021	December 31, 2020
Unaudited

Issued	$ 67,381	$ 67,381
Equity component, net of accretion	(1,142)	(1,584)

Commonwealth preferred unit liability	$ 66,239	$ 65,797

On January 4, 2022 the Company redeemed $10,000 of the outstanding Commonwealth preferred interest.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

13.    Other liabilities:
Other liabilities are as follows:

	December 31, 2021	December 31, 2020
	Unaudited

Deferred shares liability (note 21)	$ 903	$ 875
Security deposits received from tenants	1,796	8,576
Escrows collected from tenant	1,519	1,816
Unearned revenue	2,051	2,674
Liability to previous owner of Care	—	126
Lease liability	1,470	1,890
Loan commitment liability (note 24)	—	115
Exchangeable units liability	2,049	2,049
Earnout payable (note 24)	1,996	2,254
Other	331	841
	$ 12,115	$ 21,216

Current	$ 3,787	$ 4,975
Non-current	8,328	16,241
	$ 12,115	$ 21,216

On June 1, 2021, in conjunction with the sale of three properties to the tenant operator Symphony and a new loan agreement with the operator, the Company entered into an agreement to extinguish the $7,000 security deposit liability in settlement of past rents due from Symphony.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

14.    Reconciliation of changes in liabilities arising from financing activities:

	Credit facilities	Mortgages payable	Convertible debentures	Commonwealth preferred unit liability	Total
Balance, December 31, 2019 - Unaudited	$ 646,959	$ 275,467	$ 91,049	$ 63,654	$ 1,077,129

Proceeds from financing	33,000	16,682	—	—	49,682
Repayments	(21,250)	(17,375)	—	—	(38,625)
Scheduled principal payments	—	(5,112)	—	—	(5,112)
Mortgage contributed to joint venture (note 7)	—	(8,411)	—	—	(8,411)
Mortgages assumed from joint venture (note 7)	—	29,670	—	—	29,670
Mortgages assumed through acquisition of investment property (note 6)	—	4,853	—	—	4,853
Commonwealth preferred units issued (note 7)	—	—	—	1,701	1,701
Mark to market adjustments made to mortgages assumed through acquisition of property, plant and equipment	—	2,991	—	—	2,991
Financing costs paid	(996)	(603)	—	—	(1,599)
Amortizing of financing costs, mark to market adjustments, and accretion of equity components	1,577	337	1,362	442	3,718
Changes in foreign currency rates	1,306	965	—	—	2,271

Balance, December 31, 2020	$ 660,596	$ 299,464	$ 92,411	$ 65,797	$ 1,118,268

Proceeds from financing	58,953	17,135	—	—	76,088
Repayments	(124,311)	(98,738)	—	—	(223,049)
Scheduled principal payments	—	(5,023)	—	—	(5,023)
Financing costs paid	—	(206)	(442)	—	(648)
Amortizing of financing costs, mark to market adjustments, and accretion of equity components	1,531	1,052	(5,058)	442	(2,033)
Equity component of convertible debentures	—	—	(4,254)	—	(4,254)
Changes in foreign currency rates	497	139	—	—	636

Balance, December 31, 2021 - Unaudited	$ 597,266	$ 213,823	$ 82,657	$ 66,239	$ 959,985

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

15.    Share capital:
(a) Common shares:
The following number and value of common shares were issued and outstanding as at December 31, 2021:

	Common shares	Carrying value
Balance, December 31, 2019 - Unaudited	54,633,482	$ 504,561

Issued on settlement of Deferred Share Incentive Plan	335,709	1,078
Issued on settlement of equity settled Deferred Shares	31,203	214
Issued pursuant to the Company's dividend reinvestment plan	931,602	3,498
Shares acquired under NCIB	(54,500)	(148)

Balance, December 31, 2020	55,877,496	$ 509,203

Issued on settlement of Deferred Share Incentive Plan	282,200	637
Issued on settlement of equity settled Deferred Shares	76,596	516

Balance, December 31, 2021 - Unaudited	56,236,292	$ 510,356

(i)On November 15, 2019 the Toronto Stock Exchange ("TSX") approved the Company's notice of intention to renew its normal course issuer bid ("NCIB") for a portion of its common shares. Pursuant to the notice, the Company is authorized to acquire up to a maximum of 2,723,835 of its common shares, or approximately 5% of the Company’s 54,476,694 outstanding common shares as of November 1, 2019, for cancellation over the following 12 months. Purchases under the NCIB will be made through the facilities of the TSX or through a Canadian alternative trading system and in accordance with applicable regulatory requirements at a price per share equal to the market at the time of acquisition. The number of shares that can be purchased pursuant to the NCIB is subject to a daily maximum of 10,927 shares, subject to the Company’s ability to make one block purchase of shares per calendar week that exceeds such limits. Any shares purchased under the NCIB will be canceled upon purchase. During the year ended December 31, 2020, the Company acquired 54,500 common shares.

(ii)On December 15, 2021 the Toronto Stock Exchange ("TSX") approved the Company's notice of intention to make a normal course issuer bid ("NCIB") for a portion of its common shares. Pursuant to the notice, the Company is authorized to acquire up to a maximum of 2,811,814 of its common shares, or approximately 5% of the Company’s 56,236,292 outstanding common shares as of December 15, 2021, for cancellation over the following 12 months. Purchases under the NCIB will be made through the facilities of the TSX or through a Canadian alternative trading system and in accordance with applicable regulatory requirements at a price per share equal to the market at the time of acquisition. The number of shares that can be purchased pursuant to the NCIB is subject to a daily maximum of 6,584 shares, subject to the Company’s ability to make one block purchase of shares per calendar week that exceeds such limits. Any shares purchased under the NCIB will be canceled upon purchase. During the year ended December 31, 2021, the Company did not acquire any common shares.

(iii)On April 10, 2020, the Company announced the suspension of its dividend for all common shareholders from April 1, 2020 until further notice. For the year ended December 31, 2020, the Company declared dividends

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 payable on common shares of $10,120. Of the $10,120 dividends declared in the year ended December 31, 2020, $2,868 was satisfied in the form of shares issued through the dividend reinvestment plan.

(b) Preferred shares:
The following number and value of preferred shares were issued and outstanding as at December 31, 2021:

	Preferred shares	Carrying value
Balance, December 31, 2020 and December 31, 2021 (Unaudited)	9,098,598	$ 85,389

The Company entered into subscription agreements in 2017 and 2018 in respect of the issuance of class A convertible preferred shares ("Preferred Shares") to certain funds managed by Magnetar, a significant shareholder of the Company, funded in 3 series. The purpose of the transaction was to raise proceeds to be used for the repayment of debt, general working capital purposes and to fund future acquisitions. The Company issued 7,560,137 preferred shares for aggregate gross proceeds of $71,500.

The Preferred Shares issued during series 1, 2, and 3 are non-voting and are initially convertible into common shares of the Company on a one-for-one basis at the option of the holder based on an initial liquidation preference and a conversion price of $9.75. The Preferred Shares were issued at a price per share equal to the initial liquidation preference of $9.75, subject to a 3% discount. Following issuance, the liquidation preference of the Preferred Shares will accrete at a rate of 5.65% per annum, compounded quarterly, increasing the number of common shares into which each Preferred Share is convertible at the fixed rate, and is subject to further adjustments in certain circumstances. In certain circumstances, the Company may redeem the Preferred Shares for an amount equal to their liquidation preference and may also require the conversion of the Preferred Shares. If the Preferred Shares are redeemed or mandatorily converted in the first year following issuance, the liquidation preference of such shares will include a 4% premium to the initial liquidation preference. This premium will be reduced by 1% per year in respect of redemptions or mandatory conversions in the second, third or fourth years following issuance.

On July 23, 2019, the Company entered into subscription agreements in respect of the issuance of Class A convertible preferred shares to Magnetar for aggregate gross proceeds of $14,550. On August 27, 2019 the fourth series funded resulted in the issuance of 1,538,461 Class A Series 4 Preferred Shares.

The Series 4 Preferred Shares will be convertible into common shares at a conversion price of $9.75. The other terms of the Series 4 Preferred Shares will be substantially similar to the terms of the Company's Class A convertible preferred shares that are currently outstanding, except that the liquidation preference of the Series 4 Preferred Shares will accrete at a rate of 9.80% for the first 24 months following the issuance of the Series 4 Preferred Shares and 12.25% thereafter; the prepayment penalty on liquidation, mandatory conversion and redemption will be 1% of the initial liquidation amount if the applicable event occurs within the first six months after issuance and 0.5% of the initial liquidation amount if the applicable event occurs between 6 months and one year following the issuance; and the Series 4 Preferred Shares will contain a limitation on converting to common shares, without prior approval of the Toronto Stock Exchange, if such conversion would result in the issuance of common shares equal to or exceeding 10% of the common shares outstanding on the date the Series 4 Preferred Shares are issued.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

As at December 31, 2021, the preferred shares are convertible into 11,346,122 (December 31, 2020 - 10,654,257) common shares of the Company .

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

16.    Earnings (loss) per share:
Basic income per share is calculated using the weighted average number of shares outstanding during the period. The calculation of diluted income per share, is calculated using the "if-converted" method and to the extent the conversion is dilutive, assumes all convertible securities have been converted at the beginning of the period, or at the time of issuance, if later, and any charges or returns on the convertible securities, on an after-tax basis, are removed from net earnings. The outstanding convertible debentures, unvested deferred shares, exchangeable units, preferred shares and Commonwealth preferred units, if exercised, would be anti-dilutive to net income per share. Accordingly their potential exercise has been ignored in calculating the diluted net income per share.

The following table reconciles the numerator and denominator of the basic and diluted earnings per share computation:

Net loss:

	Year ended December 31, 2021	Year ended December 31, 2020
Unaudited
Net loss for basic and diluted net loss per share	$ (12,235)	$ (184,004)

Denominator for basic and diluted net loss per share:

	Year ended December 31, 2021	Year ended December 31, 2020
	Unaudited
Weighted average number of shares, including fully vested deferred shares: Basic and diluted	56,312,407	55,699,307

Net loss per share:

	Year ended December 31, 2021	Year ended December 31, 2020
Unaudited
Basic and diluted	$ (0.22)	$ (3.30)

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

17.    Revenue:
(a) Rental Revenue:

Rental revenue consists of the following:

	Year ended December 31, 2021	Year ended December 31, 2020
	Unaudited

Contractual rental revenue	$ 58,734	$ 68,436
Straight-line rent adjustments	6,189	6,394
Amortization of tenant inducements	(447)	(385)
Property tax recoveries	14,748	12,705
Revenue from services - CAM recoveries (1)	3,428	2,962

	$ 82,652	$ 90,112

(1) Represents property services element in accordance with IFRS 15

The Company is scheduled to receive rental income from operators of its seniors housing and care properties under the provisions of long term non-cancellable operating leases, generally with lease terms of 10 to 15 years, with provisions for lease extensions at the option of the tenants. These leases are triple-net and include renewal options and rent escalation clauses.

The Company is also scheduled to receive rental income from tenants of the medical office building portfolio. These leases include provisions for recovery of real estate taxes, insurance and costs associated with common area maintenance ("CAM").

The tenant Symcare previously operated a portfolio of 15 properties and paid rent pursuant to a master lease. During the year ended December 31, 2021, three properties included in the master lease were sold and four were transitioned to a new operator. On June 1, 2021, a subsidiary of the Company entered into a new master lease with the remaining eight properties. For the year ended December 31, 2021, rental revenue from this tenant comprised approximately 34% (year ended December 31, 2020 - 43%), of the Company's consolidated rental revenue for the period.

Future minimum rentals to be received as of December 31, 2021 and December 31, 2020 are as follows:

	As of December 31, 2021	As of December 31, 2020

	Unaudited

Less than 1 year	$ 50,267	$ 69,031
Between 1 and 5 years	196,945	272,230
More than 5 years	350,597	514,544

	$ 597,809	$ 855,805

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

Future minimum rentals as of December 31, 2021 in the above table attributable to Symcare represent approximately 38% (December 31, 2020 - 50%) of the total.

(b) Resident rental and related revenue:

	Year ended December 31, 2021	Year ended December 31, 2020
Unaudited

Resident revenue	$ 63,513	$ 56,250
Service revenue (1)	56,639	64,157

	$ 120,152	$ 120,407

(1) Represents property services element in accordance with IFRS 15

18.    Direct property operating expenses:
Direct property operating expenses consist of the following:

	Year ended December 31, 2021			Year ended December 31, 2020
	Owner occupied properties	Medical office buildings	Total	Owner occupied properties	Medical office buildings	Total
	Unaudited	Unaudited	Unaudited

Repairs and maintenance	$ 2,794	$ 1,641	$ 4,435	$ 2,436	$ 1,649	$ 4,085
Utilities	3,972	1,499	5,471	3,709	1,381	5,090
Property management fees	—	584	584	—	536	536
Compensation and benefits	60,762	—	60,762	59,279	—	59,279
Other services and supplies	6,546	1,130	7,676	6,680	994	7,674
Real estate taxes	2,517	—	2,517	2,272	—	2,272
Other	19,994	1,329	21,323	15,668	901	16,569

	$ 96,585	$ 6,183	$ 102,768	$ 90,044	$ 5,461	$ 95,505

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

19.    Finance costs:
Finance costs consist of the following:

	Year ended December 31, 2021	Year ended December 31, 2020
	Unaudited

Interest expense on credit facilities	$ 16,106	$ 20,496
Interest expense on mortgages payable	9,474	11,121
Interest expense on convertible debentures	5,249	5,248
Distributions on exchangeable units	—	62
Dividends on Commonwealth preferred units	4,388	4,376
Amortization and accretion expense	5,290	3,997
Interest rate swap payments (receipts)	10,277	7,747
Debt extinguishment costs	1,016	—
Write-off of deferred financing costs from refinancing	—	67
Amortization of mark-to-market debt adjustments	(111)	(330)
Interest income from loans receivable (note 3)	(1,468)	(2,983)

Finance costs from operations	$ 50,221	$ 49,801

Allowance for credit losses on loans and interest receivable (note 3)	1,196	23,546
Change in fair value of financial instruments (note 3, 10 and 11)	(21,860)	19,084
Change in fair value of contingent consideration (note 24)	(258)	5,510
Change in non-controlling interest liability in respect of the above	(261)	316

Total finance costs	$ 29,038	$ 98,257

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

20.    General and administrative:
General and administrative costs consist of the following:

	Year ended December 31, 2021	Year ended December 31, 2020
	Unaudited

Compensation and benefits	$ 11,412	$ 11,432
Asset management and administrative fees	7	235
Professional fees	3,854	3,474
Deferred share compensation expense	794	1,066
Bad debt expense	1,139	1,838
Other	2,936	2,494

	$ 20,142	$ 20,539

For the year ended December 31, 2021, $7,128 (year ended December 31, 2020 - $6,699) of general and administrative costs were incurred at the Commonwealth management company. For the year ended December 31, 2020, the Company incurred severance expense of $394.

21.    Deferred share incentive plan:
On May 25, 2016, the shareholders of the Company voted on and approved a deferred share incentive plan (the "Deferred Share Incentive Plan").

Each director of the Company is given the right to participate in the Deferred Share Incentive Plan. Directors who elect to participate shall receive a portion of their fees earned for service on the Board (the "Elected Amount") in the form of deferred shares in lieu of cash ("Individual Contributed Deferred Shares"). In addition, the Deferred Share Incentive Plan provides that the Company, in certain instances, will match 100% of the elected amount for each director such that the aggregate number of deferred shares issued to each such director annually shall be equal in value to two times the elected amount for such director ("Company Contributed Deferred Shares").
Under the Deferred Share Incentive Plan, deferred shares may be granted from time to time to participants in the Deferred Share Incentive Plan at the discretion of the Board of Directors or the Compensation, Governance and Nominating Committee ("Discretionary Deferred Shares")
Wherever cash dividends are paid on the common shares, additional deferred shares are credited to the participant's account. The number of such additional deferred shares is calculated by multiplying the aggregate number of deferred shares held on the relevant dividend record date by the amount of the dividend paid by the Company on each common share, and dividing the result by the market value of the common shares on the dividend date.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

Individual Contributed Deferred Shares vest immediately upon grant. Company Contributed Deferred Shares, which are granted only to directors, generally vest in three equal installments on the first three anniversary dates of the grant.
Discretionary Deferred Shares may also be granted to participants and, where vesting is not specified in connection with the grant, such Discretionary Deferred Shares will vest in three equal installments on the first three anniversaries of the date of grant.
Additional deferred shares credited to a participant's account in connection with cash dividends vest on the same schedule as their corresponding Deferred Shares and are considered issued on the same date as the deferred shares in respect of which they were credited.

At December 31, 2021, the number of deferred shares granted and outstanding and vested are as follows:

	Granted/ Outstanding	Fully Vested
As at December 31, 2019 - Unaudited	897,726	108,186

Discretionary Deferred Shares	257,955	335,595
Equity Settled Deferred Shares	375,733	34,998
Individual Contributed Deferred Shares (vested immediately)	78,648	78,648
Company Contributed Deferred Shares	78,648	24,718
Shares issued upon vesting of deferred shares	(366,912)	(366,912)
Shares settled for cash pursuant to the plan terms	(4,255)	(4,255)

As at December 31, 2020	1,317,543	210,978

Discretionary Deferred Shares	129,120	177,922
Equity Settled Deferred Shares	—	76,596
Individual Contributed Deferred Shares (vested immediately)	76,928	76,928
Company Contributed Deferred Shares	29,304	87,531
Shares forfeited	(112,000)	—
Shares issued upon vesting of deferred shares	(358,796)	(358,796)
Shares settled for cash pursuant to the plan terms	(59,019)	(59,019)

As at December 31, 2021 - Unaudited	1,023,080	212,140

For the year ended December 31, 2021, the Company recognized and $794 of expense related to deferred shares in the consolidated statements of loss and comprehensive loss (year ended December 31, 2020 - $1,066 expense). A deferred share liability of $903 (2020 - $875) is included in other non-current liabilities in the consolidated statements of financial position as at December 31, 2021.

On January 24, 2020, the Company granted 344,310 deferred shares that are considered to be equity settled, as the participants of this grant have waived their rights to receive settlement in cash pursuant to the plan. During the year ended December 31, 2021, the Company recognized expense recovery of $31 (year ended December 31, 2020 - $1,809 expense) of equity settled deferred shares.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

During the year ended December 31, 2021, the Company did not grant dividends on deferred shares (year ended December 31, 2020 - 64,266 shares).

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

22.    Related party transactions:
Related party transactions in addition to those disclosed elsewhere in these consolidated financial statements are as follows:

On June 5, 2019, the Company formed a joint venture, Jaguarundi Ventures, LP, with Magnetar. The Company contributed 8 properties to a newly formed joint venture and received $23,000 from Magnetar in exchange for a 39.49% interest in the joint venture. On October 29, 2021, the Company contributed an additional investment property located in Webster, Texas to the joint venture resulting in a decrease in Magnetar's joint venture ownership interest to 34.17%.

On July 26, 2019, the Company entered into a credit agreement with Magnetar for a principal amount of $30,000, annual interest rate of 8.5%, and an initial maturity of one year with a one year extension option. On December 5, 2019, the Company repaid $15,000 on the facility. On June 5, 2020, the Company gave notice of intent to exercise the one year extension option and per the credit agreement the interest rate will increase to 9.0%. On June 16, 2020, the Company repaid $5,000 on the facility. On June 22, 2021, the company repaid the remaining $10,000 on the facility. For the year ended December 31, 2021, the Company expensed $430 of interest related to this credit facility in the consolidated statements of loss and comprehensive loss (year ended December 31, 2020 - $1,067).

23.    Income taxes:
The income tax recovery in the consolidated statements of loss and comprehensive loss differs from that expected by applying the combined federal, provincial and state income tax rates of 26.5% (2020 - 26.5%). The differences for the year ended December 31, 2021 and 2020 are as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
	Unaudited

Net loss before income taxes	$ (12,235)	$ (190,948)

Income tax expense (recovery) at Canadian tax rate	(3,242)	(50,601)
Non-deductible expenses	1,970	5,211
Difference in tax rate in foreign jurisdiction	(118)	(2,038)
Unrecognized tax losses	1,390	40,484
Income tax recovery	$ —	$ (6,944)

The Company has certain subsidiaries in the United States and Canada that are subject to tax on their taxable income. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	December 31, 2021	December 31, 2020
	Unaudited

Deferred tax assets:
Tax losses	$ 32,106	$ 26,759
Financing costs	—	281
Investment properties and property, plant and equipment	2,313	—
Derivative instruments	970	5,126
Other	12,010	10,762
	$ 47,399	$ 42,928

Deferred tax liabilities:
Investment properties and property, plant and equipment	—	517
Convertible debentures	1,823	216
Other	1,699	1,699
Deferred tax liabilities	$ 3,522	$ 2,432

Deferred tax assets not recognized	$ (43,877)	$ (40,496)

Net deferred tax liability	$ —	$ —

The gross movement in deferred tax is as follows:

	Year ended December 31,
	2021	2020
	Unaudited

Deferred tax asset (liability), beginning balance	$ —	$ (6,944)
Deferred tax recovery	—	6,944
Deferred tax asset (liability), ending balance	$ —	$ —

At December 31, 2021, U.S. subsidiaries had accumulated net operating losses available for carryforward for U.S. income tax purposes of $77,620 (2020 - $73,629). The pre-2021 accumulated net operating losses of $73,629 will expire in 2039. The state net operating losses will expire in 2030. The Company and its Canadian subsidiary have losses in Canada for income tax purposes amounting to $29,447 that expire between 2036 and 2041. The Company has non-capital losses amounting to $107,067 at December 31, 2021 (2020 - $98,014) for which no deferred tax asset has been recognized as it is not probable that future taxable profits will be available against which the Company can use the benefits therefrom.

24.    Commitments and contingencies:
There are risks which arise from the joint arrangements, including the willingness of the other partners to contribute or withdraw funds and a change in creditworthiness of the partner. As a result, there may be a requirement by the Company to contribute cash into the operating partnerships.

On December 31, 2018, the Company entered into an operating agreement with Javelina Ventures, LLC in which the Company will share in 5% of the net available cash flows from operations. Concurrently, the Company entered into an

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 agreement to guarantee a total of $5,000 of the mortgages on the properties operated by Javelina Ventures, LLC. The Company earns an annual guaranty fee of $225 until the loans have been repaid or the guaranty is released. The Company has not recorded any balance in the financial statements associated with this commitment.

On June 5, 2019, the Company entered into agreements to fund future loans to tenants of the Jaguarundi Ventures, LP joint venture. On October 1, 2019, the Company amended the agreements to increase the future loan commitments to the tenants. On February 18, 2020, the Company amended the agreements to further increase the future loan commitments to the tenants. As at December 31, 2020, the Company was committed to fund an additional $380 pursuant to these agreements. As at December 31, 2020, the Company has recorded an associated loan commitment liability representing the fair value of these commitments, which were made at interest rates below market value. The Company provides a guarantee on the outstanding mortgage balances of the Jaguarundi Ventures, LP in exchange for a fee equal to 15 basis points on the amount guaranteed (note 7). As of December 31, 2021, the value of the properties that collateralize the mortgages is $52,000 (December 31, 2020 - $143,785) and is sufficient to support the mortgage values.

Pursuant to the Commonwealth purchase agreement, the Company may be required to fund one or more earnout payments relating to six communities that had not yet reached stabilization at the time of acquisition by the Company. These earnout payments are only payable in the event specific occupancy and EBITDAR thresholds have been satisfied, and must be met prior to the third anniversary of closing at which time the earnout payment obligation will cease to exist. The earnout payments, when funded, will consist of a combination of cash and additional preferred interests. During the year ended December 31, 2020, given the performance of one of the six communities, the Company recorded an expense related to the increase in the fair value of contingent consideration in the amount of $3,256, which was paid through the issuance of $1,701 of Commonwealth preferred units and $1,555 of cash on hand. As at December 31, 2021, the Company has recorded a liability of $1,996 (December 31, 2020 - $2,254 liability) in the financial statements associated with this commitment relating to the remaining five communities based on the weighted average probability of earnout payments owed using estimated future results at the properties. For the year ended December 31, 2021, the Company has incurred $(258) of expense related to the change in fair value of contingent consideration related to this liability in the consolidated statements of loss and comprehensive loss (year ended December 31, 2020 - $5,510 expense).

On May 6, 2020, the Company entered into a limited partnership agreement with the operator Phoenix. Pursuant to this agreement, if the management agreement with Phoenix is terminated without cause, Phoenix has the right to cause the Company to purchase all of its interest in the partnership. The Company has not recorded any balance in the consolidated financial statements associated with this commitment.

25.    Capital management:

The Company's objectives when managing capital are to ensure sufficient liquidity to pursue its organic growth combined with strategic acquisitions, and to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations.

The capital of the Company consists of mortgages payable, the credit facilities, convertible debentures, Commonwealth preferred unit liability, preferred shares and common shares.

The Company sets the amount of capital in proportion to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets, as well as with consideration of externally imposed capital requirements. In managing its capital structure, the Company monitors performance throughout the period to ensure working capital requirements are funded from operations, available cash on

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 deposit and available financing. The Company may make changes to its capital structure in order to support the broader corporate strategy or in light of economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue equity or new debt, issue new debt with different characteristics to replace existing debt, or reduce the amount of existing debt.

The real estate industry is capital-intensive by nature. As a result, debt capital is an important aspect in managing the business. In addition, financial leverage is used to enhance terms from purchased real estate. The Company actively monitors debt maturities and available debt financing options.

Under the terms of the Company's credit facilities, the Company is required to meet certain financial and non-financial covenants that are customary for the nature and phase of the Company's current business structure.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

26.    Fair value measurement:

The fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the consolidated statements of financial position is as follows:

	December 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	Unaudited	Unaudited	Unaudited

Derivative asset	$ —	$ 3,388	$ —	$ —	$ 4,814	$ —
Investment properties	—	—	716,344	—	—	882,019
Loans receivable	—	—	2,243	—	—	2,368
Loan commitment liability	—	—	—	—	115	—
Derivative liability	—	11,587	—	—	28,969	—
Deferred share liability	—	903	—	—	875	—
Earnout payable	—	—	1,996	—	—	2,254

    For the assets and liabilities measured at fair value as at December 31, 2021, there were no transfers between Level 1, Level 2 and Level 3 levels during the period. For changes in fair value measurements of investment properties included in Level 3 of the fair value hierarchy, refer to note 4 for details. The fair values of the derivative instruments represents estimates at a specific point in time using financial models, based on interest rates that reflect current market conditions, the credit quality of counterparties and interest rate curves. Fair value measurements of derivative instruments were estimated using Level 2 inputs. Fair value of deferred share liability represents the value of the units if converted using the market price of the Company's common shares.

Fair value of financial instruments:

    The carrying amounts and fair values of financial instruments as shown in the consolidated statements of financial position are shown in the table below. The table below excludes cash, restricted cash, tenant and other receivables, security deposits and costs related to future acquisitions, income support receivable, escrow deposits held by lenders, accounts payable and accrued liabilities, accrued real estate taxes, security deposits, escrows collected from tenant, and dividend payable, as the carrying amounts of these assets and liabilities are a reasonable approximation of fair value due to their short term nature. The table also excludes security deposits received from tenants as the carrying amount is a reasonable approximation of fair value.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	December 31, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
	Unaudited	Unaudited
Financial assets:
Loans receivable	$ 21,695	$ 21,728	$ 18,703	$ 18,768
Derivative instruments	3,388	3,388	4,814	4,814
Bond assets	760	760	881	881
Financial liabilities:
Mortgages payable	213,823	215,257	299,464	301,839
Credit facilities	597,266	599,831	660,596	664,690
Derivative instruments	11,334	11,334	28,969	28,969
Convertible debentures	82,657	83,077	92,411	58,784
Commonwealth preferred unit liability	66,239	66,239	65,797	65,797
Earnout payable	1,996	1,996	2,254	2,254
Loan commitment liability	—	—	115	115
Exchangeable Units liability	2,049	672	2,049	600

Fair value represents management's estimates of the fair market value at a given point in time, which may not reflect fair value in the future. These calculations are subjective and require estimation, and cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following summarizes the significant methods and assumptions used in estimating the fair values of financial instruments reflected in the table above.

i.Loans receivable

The fair value of loans receivable is determined by the discounted cash flow method using applicable inputs such as prevailing interest rates, contractual rates and discounts. Fair value measurements of these instruments were estimated using Level 3 inputs. The carrying values of short term loans generally approximate their fair values.

ii.Derivative instruments

The fair values of the derivative instruments represents estimates at a specific point in time using financial models, based on interest rates that reflect current market conditions, the credit quality of counterparties and interest rate curves. Fair value measurements of derivative instruments were estimated using Level 2 inputs.

iii.Bond assets

The fair value of bond assets is determined by the discounted cash flow method using applicable inputs such as discount rates and fixed payment schedules. Fair value measurements of these instruments were estimated using Level 3 inputs. The carrying values of bond assets approximate their fair values.

iv.Mortgages payable and credit facility

The fair values of these instruments are estimates made at a specific point in time, based on relevant market information. These estimates are based on quoted market prices for the same or similar issues or on the current rates

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 offered to the Company for similar financial instruments subject to similar risk and maturities. Fair value measurements of these instruments were estimated using Level 2 inputs. The carrying values of short-term and variable rate debt generally approximate their fair values.

v.Convertible debentures

The Company determined the fair value of the convertible debentures using quoted market prices which are considered Level 1 inputs.

vi.Commonwealth preferred unit liability

The fair value of the Commonwealth preferred unit liability is determined by the discounted cash flow method using applicable inputs such as market interest rates and contractual rates. Fair value measurements of these instruments were estimated using Level 3 inputs.

vii. Loan commitment liability

The fair value of the loan commitment liability is determined by the discounted cash flow method using applicable inputs such as market interest rates and contractual rates. Fair value measurements of these instruments were estimated using Level 3 inputs.

viii.Exchangeable Unit liability

The Company determined the fair value of the Exchangeable Unit liability using quoted market prices of the Company's common shares which are considered Level 2 inputs.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

27. Financial risk management:

The Company's activities expose it to a variety of financial risks: market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company's financial performance.

Management has updated its risk management policies and strategies for the current risks due to COVID-19.

(i)Market risk

Foreign currency risk:

Foreign exchange risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. A portion of the Company's operations are located in Canada, resulting in the Company being subject to foreign currency fluctuations which may impact its financial position and results. In order to mitigate the risk, the Company's borrowings on Canadian assets are also denominated in Canadian dollars to act as a natural hedge. In addition, Canadian dollar revenue was predominantly naturally hedged by Canadian dollar expenditures such as corporate professional fees, interest expense and administrative expenditures.

    Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk on loans receivable because all of the loans earn interest at fixed rates.

The Company is exposed to interest rate risk on the credit facilities and certain mortgages payable, which bear interest at variable rates. To manage interest rate risk, the Company entered into swap agreements which effectively fixes interest on a portion of its variable rate debt. It may also enter into additional derivative financial instruments from time to time to mitigate interest rate risk. At December 31, 2021, 84.9% (December 31, 2020 - 81.7%) of our interest was of fixed rate, including the impact of in-place swaps. To limit exposure to the risk of higher interest rates at renewal, the Company spreads the maturities of its fixed-rate, long-term debt over time.

The Company's remaining financial instruments have no exposure to interest rate risk due to their short-term nature.

At December 31, 2021, the Company's interest-bearing financial instruments were as follows:

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

Carrying Amount
	December 31, 2021	December 31, 2020
Unaudited

Fixed-rate financial liabilities (1)	$ 758,281	$ 861,053

Variable-rate financial liabilities	$ 135,465	$ 191,418

(1) Includes $551,396 of variable rate mortgages that are fixed with interest rate swaps.

As at December 31, 2021, an increase/decrease of 100-basis-points in interest rates, assuming all other variables are constant, would result in a $1,365 (2020 - $1,927) change in the Company's finance costs over the next twelve months.

(ii)Credit risk:

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations. The Company is exposed to credit risk on all financial assets and its exposure is generally limited to the carrying amount on the consolidated statement of financial position. The Company is exposed to credit risk arising from the possibility that a borrower may be unable to fulfill their contractual obligations. In the event that borrowers are not able to meet commitments, the Company could suffer a loss of either interest or principal or both. The Company actively manages its affairs to minimize its credit risk through careful selection and assessment of its credit parties and collateral based on knowledge obtained through means such as due diligence carried out in respect of leasing transactions to new operators. Despite these measures the Company increased its allowance for credit losses on loans and interest receivable due to the effects that the COVID-19 pandemic has had on borrowers' cash flows. The Company also manages credit risk related to its cash balances by selection of reputable banking institutions.

(iii)Liquidity risk:

The Company’s principal liquidity needs arise from working capital requirements, debt servicing and repayment obligations, planned funding of property improvements, leasing costs, and property development and acquisition funding requirements.

Liquidity risk arises from the possibility of not having sufficient debt, cash and equity capital available to the Company to fund its growth program and refinance or meet its payment obligations as they arise.

The Company is subject to the liquidity risk that it will not be able to meet its financial obligations as they come due. Although a portion of the cash flow generated by the investment properties is devoted to servicing outstanding debt and the convertible debentures, there can be no assurance that the Company will continue to generate sufficient cash flow from operations to meet its covenant requirements as well as its interest payments and principal repayment obligations upon an applicable maturity date. If the Company is unable to meet its covenant requirements, principal

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 or interest repayment obligations, it could be required to renegotiate such payments, issue additional equity or debt, or obtain other financing. The failure to make or renegotiate interest or principal payments, issue additional equity or debt, or obtain other financing could have a material effect on the Company's financial condition and results of operations. The Company manages its liquidity risk through cash and debt management. The Company plans to address scheduled interest payments through operating cash flows and significant principal maturities through a combination of debt and equity financing.

The following are the contractual maturities of the Company's financial liabilities as at December 31, 2021, including expected interest payments where applicable:

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Total	2022	2023	2024	2025	2026	Thereafter
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

Credit facilities principal	$ 599,831	$ 795	$ 421,854	$ 177,182	$ —	$ —	$ —
Mortgages payable principal	210,410	34,877	52,338	40,327	24,922	1,367	56,579
Convertible debentures principal	94,975	20,000	50,000	—	24,975	—	—
Commonwealth preferred unit liability principal (1)	67,381	—	—	67,381	—	—	—
Total principal	$ 972,597	$ 55,672	$ 524,192	$ 284,890	$ 49,897	$ 1,367	$ 56,579
Percentage of total	100.0%	5.8%	53.9%	29.3%	5.1%	0.1%	5.8%

Credit facilities interest	$ 47,838	$ 23,306	$ 20,621	$ 3,911	$ —	$ —	$ —
Mortgages payable interest	37,202	7,146	5,486	3,914	2,463	2,163	16,030
Convertible debentures interest	12,365	4,995	4,748	1,748	874	—	—
Commonwealth preferred unit liability interest	12,753	4,404	4,574	3,775	—	—	—
Accounts payable and accrued liabilities	17,356	17,356	—	—	—	—	—
Accrued real estate taxes	13,671	13,671	—	—	—	—	—
Other current liabilities	3,787	3,787	—	—	—	—	—
Other non-current liabilities	8,328	3,188	619	436	126	—	3,959
Total other commitments	$ 153,300	$ 77,853	$ 36,048	$ 13,784	$ 3,463	$ 2,163	$ 19,989

Total commitments	$ 1,125,897	$ 133,525	$ 560,240	$ 298,674	$ 53,360	$ 3,530	$ 76,568
(1) The liability has no stated maturity date. It is the Company's expectation that the liability will be repaid in 2024.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

The following are the contractual maturities of the Company's financial liabilities as at December 31, 2020, including expected interest payments where applicable:

	Total	2021	2022	2023	2024	2025	Thereafter

Credit facilities principal	$ 664,690	$ 10,000	$ 190,500	$ 288,190	$ 176,000	$ —	$ —
Mortgages payable principal	296,881	30,622	33,765	88,913	24,529	30,078	88,974
Convertible debentures principal	94,975	—	44,975	50,000	—	—	—
Commonwealth preferred unit liability principal (1)	67,381	—	—	—	67,381	—	—
Total principal	1,123,927	40,622	269,240	427,103	267,910	30,078	88,974
Percentage of total	100.0%	3.6%	24.0%	38.0%	23.8%	2.7%	7.9%

Credit facilities interest	76,740	27,126	25,941	16,896	6,777		—
Mortgages payable interest	78,386	11,672	10,316	8,110	5,264	4,615	38,409
Convertible debentures interest	12,373	5,249	4,124	3,000	—	—	—
Commonwealth preferred unit liability interest	17,157	4,404	4,404	4,574	3,775		—
Accounts payable and accrued liabilities	17,715	17,715	—	—	—	—	—
Accrued real estate taxes	14,518	14,518	—	—	—	—	—
Other current liabilities	4,975	4,975	—	—	—	—	—
Other non-current liabilities	16,241	2,481	2,086	535	386	126	10,627
Loan commitments	380	380	—	—	—	—	—
Total other commitments	238,485	88,520	46,871	33,115	16,202	4,741	49,036

Total commitments	$ 1,362,412	$ 129,142	$ 316,111	$ 460,218	$ 284,112	$ 34,819	$ 138,010
(1) The liability has no stated maturity date. It is the Company's expectation that the liability will be repaid in 2024.

28. Key management personnel compensation:

The remuneration of key management personnel of the Company for years ended December 31, 2021 and 2020 is set forth in the table below.

	Year ended December 31, 2021	Year ended December 31, 2020
Unaudited
Officers and directors compensation	$ 2,633	$ 2,111
Share based compensation	615	2,909

	$ 3,248	$ 5,020

During 2021, the Company's Board of Directors approved a long term incentive compensation package for the Company's key management personnel aimed at rewarding management for driving shareholder value through a combination of common share price appreciation and net asset value per share growth. This program represents long-term incentive

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020 compensation for both 2021 and 2022 and will be re-measured at December 31, 2023 and December 31, 2024. The Company has recognized $0 in the consolidated statements of loss and comprehensive loss for the 12 months ended December 31, 2021, representing the fair value of the program based upon the current relevant metric levels and the likelihood of achieving the targets.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

29. Segments:

The Company’s current portfolio includes investments in assisted living, independent living, memory care, transitional care, long-term care, and medical office properties. The Company's senior housing and care investments in assisted living, independent living, memory care, transitional care and long-term care share similar characteristics and are generally leased to operators on a long-term, triple-net lease basis. In some instances the Company has an interest in both the property and operations in joint ventures and joint arrangements with the operating partner at the facility. The Company considers these investments to be one reportable operating segment. The Company has investments in 15 medical office buildings ("Medical office buildings"). This multi-tenant medical office portfolio has different characteristics that are evaluated by management, and is considered to be a separate reportable operating segment. Through the acquisition of Commonwealth and the transition of the Greenfield assets, the Company has investments in 35 properties and a management company that operates 29 of those properties ("owner occupied property"). Management considers this another reportable operating segment.

The following tables show net loss by reportable segment for the years ended December 31, 2021 and 2020:

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Year ended December 31, 2021
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited

Rental revenue	$ 69,647	$ —	$ 13,005	$ —	$ 82,652
Resident rental and related revenue	—	120,152	—	—	120,152
Lease revenue from joint ventures	3,529	—	—	—	3,529
Other revenue	56	2,060	1,299	702	4,117
Other income	—	3,730	—	—	3,730
Direct property operating expenses	—	(96,586)	(6,182)	—	(102,768)
Depreciation and amortization expense	—	(22,060)	—	(92)	(22,152)
Finance cost from operations	(21,850)	(18,093)	(3,768)	(6,510)	(50,221)
Real estate tax expense	(14,541)	—	(2,174)	—	(16,715)
General and administrative expenses	(1,256)	(7,130)	(130)	(11,626)	(20,142)
Allowance for credit losses on loans and interest receivable	(959)	—	—	(237)	(1,196)
Changes in non-controlling interest liability	113	266	—	—	379
Change in fair value of investment properties - IFRIC 21	1,226	—	—	—	1,226
Change in fair value of investment properties	(12,667)	—	(9,485)	—	(22,152)
Change in fair value of financial instruments	780	4,521	1,724	14,835	21,860
Change in fair value of contingent consideration	—	—	—	258	258
Gain on sale of property, plant and equipment	—	1,200	—	14	1,214
Impairment of property, plant and equipment	—	(1,100)	—	—	(1,100)
Loss from joint ventures	(14,906)	—	—	—	(14,906)

Net income (loss)	$ 9,172	$ (13,040)	$ (5,711)	$ (2,656)	$ (12,235)

Expenditures for non-current assets:
Capital additions	—	7,807	968	—	8,775

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	Year ended December 31, 2020
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total

Rental revenue	$ 77,457	$ —	$ 12,655	$ —	$ 90,112
Resident rental and related revenue	—	120,407	—	—	120,407
Lease revenue from joint ventures	3,118	—	—	—	3,118
Other revenue	—	1,769	1,114	867	3,750
Other income	—	3,415	—	—	3,415
Direct property operating expenses	—	(90,044)	(5,461)	—	(95,505)
Depreciation and amortization expense	—	(48,476)	—	(93)	(48,569)
Finance cost from operations	(22,810)	(17,484)	(3,646)	(5,861)	(49,801)
Real estate tax expense	(11,389)	—	(2,099)	—	(13,488)
General and administrative expenses	(1,992)	(6,699)	(307)	(11,541)	(20,539)
Transaction costs for business combination	—	(34)	—	(136)	(170)
Allowance for credit losses on loans and interest receivable	(518)	—	—	(23,028)	(23,546)
Changes in non-controlling interest liability	(168)	(148)	—	—	(316)
Change in fair value of investment properties - IFRIC 21	57	—	—	—	57
Change in fair value of investment properties	(78,648)	—	(21,740)	—	(100,388)
Change in fair value of financial instruments	(690)	(6,712)	(2,127)	(9,555)	(19,084)
Change in fair value of contingent consideration	—	—	—	(5,510)	(5,510)
Loss on sale of property, plant and equipment	—	58	—	(220)	(162)
Loss from joint ventures	(34,729)	—	—	—	(34,729)
Income tax recovery	—	—	—	6,944	6,944

Net loss	$ (70,312)	$ (43,948)	$ (21,611)	$ (48,133)	$ (184,004)

Expenditures for non-current assets:
Acquisition of properties	$ 8,202	$ 36,154	$ —	$ —	$ 44,356
Capital additions	4,360	11,269	631	—	16,260

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

The following tables show assets and liabilities by reportable segment as at December 31, 2021 and 2020:

	As at December 31, 2021
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Investment properties	$ 601,633	$ —	$ 114,711	$ —	$ 716,344
Property, plant and equipment, net	—	431,672	—	329	432,001
Investment in joint ventures	50,440	—	—	—	50,440
Loans receivable	2,074	—	—	19,621	21,695
Other assets	13,414	43,801	5,563	17,753	80,531
Total assets	$ 667,561	$ 475,473	$ 120,274	$ 37,703	$ 1,301,011

Mortgages payable	$ 72,587	$ 141,236	$ —	$ —	$ 213,823
Credit facilities	329,650	179,369	88,247	—	597,266
Convertible debentures	—	—	—	82,657	82,657
Commonwealth preferred unit liability	—	66,239	—	—	66,239
Non-controlling interest liability	—	293	—	—	293
Other liabilities	15,078	17,472	2,573	19,353	54,476
Total liabilities	$ 417,315	$ 404,609	$ 90,820	$ 102,010	$ 1,014,754

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020

	As at December 31, 2020
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total
Investment properties	$ 759,628	$ —	$ 122,391	$ —	$ 882,019
Property, plant and equipment, net	—	448,912	—	2,913	451,825
Investment in joint ventures	65,258	—	—	—	65,258
Loans receivable	6,669	—	—	12,034	18,703
Other assets	24,014	27,464	6,712	22,429	80,619
Total assets	$ 855,569	$ 476,376	$ 129,103	$ 37,376	$ 1,498,424

Mortgages payable	$ 158,715	$ 140,749	$ —	$ —	$ 299,464
Credit facilities	388,715	174,465	87,416	10,000	660,596
Convertible debentures	—	—	—	92,411	92,411
Commonwealth preferred unit liability	—	65,797	—	—	65,797
Non-controlling interest liability	3,373	1,036	—	—	4,409
Other liabilities	25,897	24,302	4,964	27,255	82,418
Total liabilities	$ 576,700	$ 406,349	$ 92,380	$ 129,666	$ 1,205,095

In measuring performance, the Company does not distinguish or group its properties on a geographical basis. Management has applied judgment by aggregating its properties into four reportable segments for disclosure purposes. The Company's Chief Executive Officer is the chief decision maker and regularly reviews performance on an individual property basis and on the basis of the Company's reportable operating segments.

At December 31, 2021, $1,047,134 of the Company's non-current assets, excluding financial instruments, are located in the United States (2020 - $1,246,928) and $153,880 are located in Canada (2020 - $154,945). During the year ended December 31, 2021, the Company generated $194,438 (year ended December 31, 2020 - $202,508), of its revenues, excluding other revenue, from properties located in the United States and $11,895 (year ended December 31, 2020 - $11,129) of its revenues from properties located in Canada.

30. Subsequent events:

On February 1, 2022, the Company acquired a memory care facility located in Grand Rapids, MI for a contractual purchase price of $12,470 plus transaction costs. The purchase was made with cash on hand and the property was added to the borrowing base of the Credit Facility upon acquisition.

On March 1, 2022, the Company closed on the sale of a non-core seniors housing community in Harrisburg, Pennsylvania to Windsor. The community was sold for $5,500, and proceeds were used to further reduce existing indebtedness. The community was previously managed by Greenfield Senior Living and operational management was transitioned to Commonwealth in 2019, and was considered non-core to the Commonwealth operational platform.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Year ended December 31, 2021 with comparative information for the year ended December 31, 2020